UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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The Timken Company

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Notice of
2009
Annual Meeting of
Shareholders
and
Proxy Statement

THE TIMKEN COMPANY
Canton, Ohio U.S.A.

Ward J. Timken, Jr.
Chairman — Board of Directors
March 26, 2009
Dear Shareholder:
The 2009 Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, May 12, 2009, at ten o’clock in the morning at the corporate offices of the Company in Canton, Ohio.
This year, you are being asked to act upon three matters. The first and second are the election of Directors and ratification of the selection of Ernst & Young LLP as the Company’s independent auditors. Your Board of Directors are recommending you support these items. The third is consideration of a shareholder proposal that your Directors are recommending you do not support. Details of these matters are contained in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.
Please read the enclosed information carefully before voting your shares. Voting your shares as soon as possible will ensure your representation at the meeting, whether or not you plan to attend.
I appreciate the strong support of our shareholders over the years and look forward to a similar vote of support at the 2009 Annual Meeting of Shareholders.
Sincerely,
Ward J. Timken, Jr.
Enclosure
The Timken Company
1835 Dueber Avneue, S.W.
P.O. Box 6927
Canton, OH 44706-0927 U.S.A.

Telephone: 330-438-3000

THE TIMKEN COMPANY
Canton, Ohio

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of The Timken Company will be held on Tuesday, May 12, 2009, at 10:00 a.m., at 1835 Dueber Avenue, S.W., Canton, Ohio, for the following purposes:
1.	To elect four Directors to serve in Class III for a term of three years.

2.	To ratify the selection of Ernst & Young LLP as the independent auditor for the year ending December 31, 2009.

3.	To consider a shareholder proposal submitted by the New England Carpenters Pension Fund requesting that the Company amend its articles of incorporation to provide that directors be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

4.	To transact such other business as may properly come before the meeting.
Holders of Common Stock of record at the close of business on February 20, 2009, are the shareholders entitled to notice of and to vote at the meeting.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED OR VOTE YOUR SHARES ELECTRONICALLY THROUGH THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PROVIDED ON THE ENCLOSED PROXY CARD.
SCOTT A. SCHERFF
Corporate Secretary and
Assistant General Counsel
March 26, 2009
YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR
PROXY CARD OR VOTE ELECTRONICALLY.

THE TIMKEN COMPANY

PROXY STATEMENT
     The enclosed proxy is solicited by the Board of Directors of The Timken Company (the “Company”) in connection with the Annual Meeting of Shareholders to be held on May 12, 2009, at 10:00 a.m. local time at the Company’s corporate offices, and at any adjournments and postponements thereof, for the purpose of considering and acting upon the matters specified in the foregoing Notice. The mailing address of the corporate offices of the Company is 1835 Dueber Avenue, S.W., Canton, Ohio 44706-2798. The approximate date on which this Proxy Statement and form of proxy will be first sent or given to shareholders is March 26, 2009.
     The Board of Directors is not aware that matters other than those specified in the foregoing Notice will be brought before the meeting for action. However, if any such matters should be brought before the meeting, the persons appointed as proxies may vote or act upon such matters according to their judgment.
ELECTION OF DIRECTORS
     The Company presently has thirteen Directors who, pursuant to the Company’s Amended Regulations, are divided into three classes with four Directors in Class I, five Directors in Class II and four Directors in Class III. At the 2009 Annual Meeting of Shareholders, four Directors will be elected to serve in Class III for a three-year term to expire at the 2012 Annual Meeting of Shareholders. Under Ohio law, candidates for Director receiving the greatest number of votes will be elected. Abstentions and “broker non-votes” (where a broker, other record holder, or nominee indicates on a proxy card that it does not have authority to vote certain shares on a particular matter) will not be counted in the election of Directors and will not have any effect on the result of the vote.
     At its February 3, 2009 meeting, the Board of Directors, based on a recommendation from the Nominating and Corporate Governance Committee, adopted a corporate governance policy relating to uncontested director elections. Any Director who fails to receive a majority of the votes cast in his or her election will submit his or her resignation to the Board of Directors promptly after the certification of the election results. The Board of Directors and the Nominating and Corporate Governance Committee would then consider the resignation in light of any factors they consider appropriate, including the Director’s qualifications and service record, as well as any reasons given by shareholders as to why they voted against (or withheld votes from) the Director. The Board of Directors would be required to determine whether to accept or reject the tendered resignation within 90 days following the election and to disclose its decision on a Form 8-K, as well as the reasons for rejecting any tendered resignation, if applicable.
     Joseph F. Toot, Jr., retired President and Chief Executive Officer, a Director of the Company since 1968 and a member of the Nominating and Corporate Governance and Finance Committees, is retiring from the Board of Directors, effective as of the Annual Meeting of Shareholders. In addition, Robert W. Mahoney, a Director of the Company since 1992 and a member of the Nominating and Corporate Governance and Audit Committees, is also retiring from the Board of Directors, effective as of the Annual Meeting of Shareholders. Robert W. Mahoney is retiring pursuant to the Board’s policy that a Director retire from the Board of Directors at the Annual Meeting of Shareholder after reaching age 72. We are grateful for the leadership both gentlemen have provided during their many years of service to the Company; their wisdom, knowledge and judgment will be missed.
     The Company’s Amended Regulations require that each class of Directors consist, as nearly as possible, of one-third of the total number of Directors. In light of the retirements of Messrs. Toot and Mahoney, who are both members of Class II, the Board of Directors has taken action consistent with that requirement. At the February 3, 2009 meeting of the Board of Directors, Jerry J. Jasinowski resigned as a Director from Class I. The remaining members of the Board of Directors then elected Mr. Jasinowski as a member of Class II to serve until the Annual Meeting of Shareholders in 2011 (or until his successor is elected and qualified). Subsequent to the 2009 Annual Meeting of Shareholders, assuming that all nominees for election are re-elected, the Company will have eleven Directors who will be divided into three classes with four Directors in Class I, three Directors in Class II and four Directors in Class III.
     If any nominee becomes unable, for any reason, to serve as a Director, or should a vacancy occur before the election (which events are not anticipated), the Directors then in office may substitute another person as a nominee or may reduce the number of nominees as they deem advisable.
ITEM NO. 1
ELECTION OF CLASS III DIRECTORS
     The Board of Directors, by resolution at its February 3, 2009 meeting, based on the recommendation of the Nominating and Corporate Governance Committee of the Board, nominated the four individuals set forth below to be elected Directors in Class III at the 2009 Annual Meeting of Shareholders to serve for a term of three years expiring at the Annual Meeting of Shareholders in 2012 (or until their respective successors are elected and qualified). All of the nominees, other than John P. Reilly, have been previously elected as a Director by the shareholders. Each of the nominees listed below has consented to serve as a Director if elected.
     Unless otherwise indicated on any proxy, the persons named as proxies on the enclosed proxy form intend to vote the shares covered by such proxy form in favor of the nominees named below. The Board of Directors unanimously recommends a vote FOR the election of the nominees named below.
     The following table, based on information obtained in part from the respective nominees and in part from the records of the Company, sets forth information regarding each nominee as of January 9, 2009.

	Age; Principal Position or Office;	Director
	Business Experience for Last Five Years;	Continuously
Name of Nominee	Directorships of Publicly Held Companies	Since
Joseph W. Ralston	65, Vice Chairman, The Cohen Group, an organization that provides clients with comprehensive tools for understanding and shaping their business, political, legal, regulatory and media environments, since 2003. Previous positions: General – United States Air Force (Retired), since 2003. Director of: Lockheed Martin Corporation; URS Corporation.	2003

John P. Reilly	65, Retired Chairman, President and Chief Executive Officer of Figgie International, an international diversified operating company, since 1998. Director of: Exide Technologies (Chairman); Material Sciences Corporation (Chairman).	2006

John M. Timken, Jr.	57, Private Investor	1986

Jacqueline F. Woods	61, Retired President of at&t Ohio, a telecommunications company, since 2000. Director of: School Specialty, Inc.; The Anderson’s Inc.	2000

CONTINUING DIRECTORS
     The remaining seven Directors, named below, will continue to serve in their respective classes until their respective terms expire. The following table, based on information obtained in part from the respective Directors and in part from the records of the Company, sets forth information regarding each continuing Director as of January 9, 2009.

	Age; Principal Position or Office;		Director
	Business Experience for Last Five Years;	Term	Continuously
Name of Director	Directorships of Publicly Held Companies	Expires	Since
Phillip R. Cox	61, President and Chief Executive Officer of Cox Financial Corporation, a financial services company, since 1972. Director of: Cincinnati Bell, Inc.(Chairman); Diebold, Incorporated; Touchstone Mutual Funds.	2011	2004

James W. Griffith	55, President and Chief Executive Officer of The Timken Company, since 2002. Director of: Goodrich Corporation.	2010	1999

Jerry J. Jasinowski	70, Retired President and Chief Executive Officer of the National Association of Manufacturers and Retired President of The Manufacturing Institute, the education and research arm of the National Association of Manufacturers, the nation’s largest industrial trade association, since 2006. Previous positions: President – The Manufacturing Institute, 2005-2006; President and Chief Executive Officer – National Association of Manufacturers, 1990-2004. Director of: Harsco Corporation; The Phoenix Companies, Inc.	2011	2004

John A. Luke, Jr.	60, Chairman and Chief Executive Officer of MeadWestvaco Corporation, a leading global producer of packaging, coated and specialty papers, consumer and office products, and specialty chemicals, since 2003. Director of: The Bank of New York Mellon Corporation; FM Global; MeadWestvaco Corporation.	2010	1999

	Age; Principal Position or Office;		Director
	Business Experience for Last Five Years;	Term	Continuously
Name of Director	Directorships of Publicly Held Companies	Expires	Since
Frank C. Sullivan	48, Chairman and Chief Executive Officer of RPM International Inc., a world leader in specialty coatings, since 2008. Previous position: President and Chief Executive Officer of RPM International Inc., since 2002 Director of: RPM International Inc.	2010	2003

Ward J. Timken	66, President – Timken Foundation of Canton, a private, charitable foundation to promote civic betterment through capital fund grants, since 2004.	2010	1971

Ward J. Timken, Jr.	41, Chairman – Board of Directors of The Timken Company, since 2005. Previous positions: Vice Chairman and President – Steel, 2005; Executive Vice President and President – Steel, 2004-2005.	2011	2002
     Ward J. Timken is the father of Ward J. Timken, Jr. and the cousin of John M. Timken, Jr.
Independence Determinations
     The Board of Directors has adopted the independence standards of the New York Stock Exchange listing requirements for determining the independence of Directors. Those standards are annexed to this Proxy Statement as Appendix A. The Board has determined that the following continuing Directors and Director nominees have no material relationship with the Company and meet those independence standards: Phillip R. Cox, Jerry J. Jasinowski, John A. Luke, Jr., Joseph W. Ralston, John P. Reilly, Frank C. Sullivan, John M. Timken, Jr., and Jacqueline F. Woods. With respect to John M. Timken, Jr., the Board determined that his family relationship to Ward J. Timken and Ward J. Timken, Jr. does not impair his independence.
Related Party Transactions Approval Policy
     The Company’s Directors and executive officers are subject to the Company’s Standard of Business Ethics Policy, which requires that any potential conflicts of interest, such as significant transactions with related parties, be reported to the Company’s General Counsel. The Company’s Directors and executive officers are also subject to the Company’s Policy Against Conflicts of Interest, which requires that an employee or Director avoid placing himself or herself in a position in which his or her personal interests could interfere in any way with the interests of the Company. While not every situation can be identified in a written policy, the Policy Against Conflicts of Interest does specifically prohibit the following situations:
•	competing against the Company;

•	holding a significant financial interest in a company doing business with or competing with the Company;

•	accepting gifts, gratuities or entertainment from any customer, competitor or supplier of goods or services to the Company except to the extent they are customary and reasonable in amount and not in consideration for an improper action by the recipient;

•	using for personal gain any business opportunities that are identified through a person’s position with the Company;

•	using Company property, information or position for personal gain. All Company property including proprietary and confidential information, may be used only in connection with Company business. The duty to preserve the confidentiality of proprietary and confidential information continues even after a person has left the Company;

•	maintaining other employment or a business that adversely affects a person’s job performance at the Company; and

•	doing business on behalf of the Company with a relative or another company employing a relative.
     In the event of any potential conflict of interest, pursuant to the charter of the Nominating and Corporate Governance Committee and the provisions of the Standards of Business Ethics Policy and the Policy Against Conflicts of Interest, the Nominating and Corporate Governance Committee would review and, considering such factors as it deems appropriate under the circumstances, make a determination as to whether to grant a waiver to the policies for any such situation. Any waiver would be promptly disclosed to shareholders.
Board and Committee Meetings
     The Board of Directors has an Audit Committee, a Compensation Committee, a Finance Committee, and a Nominating and Corporate Governance Committee. During 2008, there were nine meetings of the Board of Directors, nine meetings of its Audit Committee, four meetings of its Compensation Committee, three meetings of its Nominating and Corporate Governance Committee, and three meetings of its Finance Committee. All nominees for Director and all continuing Directors attended 75 percent or more of the meetings of the Board and its Committees on which they served. It is the policy of the Company that all members of the Board of Directors attend the Annual Meeting of Shareholders, and in 2008, all members attended the meeting. At each regularly scheduled meeting of the Board of Directors, the Nonemployee Directors and the independent Directors also meet separately in executive sessions. The Chairpersons of the standing committees preside over those sessions on a rotating basis.

DIRECTOR COMPENSATION
Cash Compensation
     Each Nonemployee Director who served in 2008 was paid at the annual rate of $60,000 for services as a Director. In addition to base compensation, the following fees are earned, depending on which committee(s) and in which capacity each Nonemployee Director serves:

Committee	Chairperson Fee	Member Fee
Audit	$30,000	$15,000
Compensation	$15,000	$7,500
Finance	$15,000	$7,500
Nominating & Corporate Governance	$15,000	$7,500
Stock Compensation
     Each Nonemployee Director serving at the time of the Annual Meeting of Shareholders on May 1, 2008, received a grant of 2,500 shares of Common Stock under The Timken Company Long-Term Incentive Plan, as Amended and Restated (the “Long-Term Incentive Plan”), following the meeting. The shares received are required to be held by each Nonemployee Director until his or her departure from the Board of Directors. Upon a Director’s initial election to the Board, each new Nonemployee Director receives a grant of 2,000 restricted shares of Common Stock under the Long-Term Incentive Plan, which vest over a five-year period. No such grants were made in 2008. The Compensation Committee of the Board of Directors has adopted share ownership guidelines that require Directors to own Common Stock equal to at least three times the value of the annual rate of base cash compensation for Directors. Directors are expected to achieve this ownership level within five years of the time they join the Board. Effective December 31, 2008, all Directors who have served 5 or more years on the Board are meeting their ownership requirements.
Compensation Deferral
     Any Director may elect to defer the receipt of all or a specified portion of his or her cash and/or stock compensation in accordance with the provisions of The Director Deferred Compensation Plan adopted by the Board on February 4, 2000. Pursuant to the plan, cash fees can be deferred into a notional account and paid at a future date requested by the Director. The account will be adjusted through investment crediting options, which include interest earned quarterly at a rate based on the prime rate plus one percent or the total shareholder return of the Company’s Common Stock, with amounts paid either in a lump sum or in installments in cash. Stock compensation can be deferred to a future date and paid either in a lump sum or installments and is payable in shares plus a cash amount representing dividend equivalents during the deferral period.
2008 Compensation
     The following table provides details of Director compensation in 2008:

			All Other
Name	Fees Earned or	Stock Awards	Compensation
(1)	Paid in Cash	(2)	(3)	Total
Phillip R. Cox	$90,000	$100,376	$0	$190,376
Jerry Jasinowski	$75,000	$100,018	$0	$175,018
John A. Luke, Jr.	$82,500	$90,400	$0	$172,900
Robert W. Mahoney	$85,000	$90,400	$0	$175,400
Joseph W. Ralston	$80,000	$92,142	$0	$172,142
John P. Reilly	$82,500	$103,720	$0	$186,220
Frank C. Sullivan	$97,500	$96,067	$0	$193,567
John M. Timken, Jr.	$82,500	$90,400	$0	$172,900
Ward J. Timken	$60,000	$90,400	$0	$150,400
Joseph F. Toot, Jr.	$75,000	$90,400	$68,112	$233,512
Jaqueline F. Woods	$75,000	$90,400	$0	$165,400

(1)	Ward J. Timken, Jr., Chairman of the Board of Directors and James W. Griffith, President and Chief Executive Officer, are not included in this table as they are employees of the Company and receive no compensation for their services as Directors.

(2)	The entire award of 2,500 shares of Common Stock on May 1, 2008, vested upon grant and expense under FAS 123R was immediately recognized upon grant, amounting to a fair value of $90,400 for each Director. The remaining amounts shown in this column are the expense recognized under FAS 123R for 2008 from the one-time grant of 2,000 restricted shares received by each Director upon joining the Board. Those amounts are as follows: Mr. Cox - $9,976; Mr. Jasinowski - $9,618; Mr. Ralston - $1,742; Mr. Reilly - $13,320; and Mr. Sullivan - $5,667.

As of December 31, 2008, each Nonemployee Director has the following number of outstanding options and unvested shares from previous grants:

Name	Outstanding Options		Unvested Restricted Shares
Phillip R. Cox	3,000		400
Jerry Jasinowski	6,000		400
John A. Luke, Jr.	18,000		0
Robert W. Mahoney	18,000		0
Joseph W. Ralston	6,000		0
John P. Reilly	0		1,200
Frank C. Sullivan	6,000		0
John M. Timken, Jr.	0		0
Ward J. Timken	11,000	(a)	0
Joseph F. Toot, Jr.	9,000		0
Jacqueline F. Woods	9,000		0

(a)	Outstanding options for Ward J. Timken include grants awarded when he was an employee of the Company.

(3)	As a former Chief Executive Officer of the Company, Mr. Toot is provided an office, administrative support and home security system monitoring. These items are valued at the Company’s cost, and the office and administrative support constitute approximately 99% of the total value.
AUDIT COMMITTEE
     The Company has a standing Audit Committee of the Board of Directors. The Audit Committee has oversight responsibility with respect to the Company’s independent auditors and the integrity of the Company’s financial statements. The Audit Committee is composed of Frank C. Sullivan (Chairman), Phillip R. Cox, Robert W. Mahoney, John P. Reilly, and John M. Timken, Jr. All members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange. The Board of Directors of the Company has determined that the Company has at least one audit committee financial expert serving on the Audit Committee and has designated Frank C. Sullivan as that expert.
     The Audit Committee’s charter is available on the Company’s website at www.timken.com and copies are available upon request to the Company’s Corporate Secretary using the process described on page 45 of this Proxy Statement.
AUDIT COMMITTEE REPORT
     The Audit Committee has reviewed and discussed with management and the Company’s independent auditors the audited financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.  The Audit Committee has also discussed with the Company’s independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

     The Audit Committee has received and reviewed the written disclosure and the letter from the Company’s independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has discussed with the Company’s independent auditors such independent auditors’ independence, and has considered the compatibility of non-audit services with the auditors’ independence.
     Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission.
Frank C. Sullivan, Chairman
Phillip R. Cox
Robert W. Mahoney
John P. Reilly
John M. Timken, Jr.
COMPENSATION COMMITTEE
     The Company has a standing Compensation Committee. The Compensation Committee establishes and administers the Company’s policies, programs and procedures for compensating its senior management and Board of Directors. Members of the Compensation Committee are John A. Luke, Jr. (Chairman), Jerry J. Jasinowski, Joseph W. Ralston, John P. Reilly, and Jacqueline F. Woods. All members of the Compensation Committee are independent as defined in the listing standards of the New York Stock Exchange.
     The Company, with the guidance and approval of the Compensation Committee of the Board of Directors, has developed compensation programs for executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”), that are intended to provide a total compensation package that enables the Company to attract, retain and motivate superior quality executive management; rewards executive management for financial performance and the achievement of strategic objectives; and aligns the financial interests of executive management with those of shareholders. The Compensation Committee determines specific compensation elements for the Chief Executive Officer and considers and acts upon recommendations made by the Chief Executive Officer regarding the other executive officers.
     The agenda for meetings of the Compensation Committee is determined by its Chairman with the assistance of the Senior Vice President – Human Resources and Organizational Advancement. The meetings are regularly attended by the Chairman of the Board, Chief Executive Officer, Executive Vice President – Finance and Administration, Senior Vice President and General Counsel, Senior Vice President – Human Resources and Organizational Advancement and Director – Total Rewards. At each meeting, the Compensation Committee meets in executive session. The Chairman of the Compensation Committee reports the Committee’s actions regarding compensation of executive officers to the full Board of Directors. The Company’s Human Resources and Organizational Advancement department supports the Compensation Committee in its duties and may be delegated certain administrative duties in connection with the Company’s compensation programs. The Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of Director or executive officer compensation and the sole authority to approve the fees and other retention terms of any compensation consultants. The Compensation Committee has engaged Towers Perrin, a global professional services firm, to conduct annual reviews of its total compensation programs for executive officers and, from time-to-time, to review the total compensation of Directors. Towers Perrin also provides information to the Compensation Committee on trends in executive compensation and other market data.
     With respect to Director compensation, as stated above, the Compensation Committee periodically engages Towers Perrin to conduct reviews of total Director compensation, and the Committee then recommends to the full Board of Directors changes in Director compensation that will enhance the Company’s ability to attract and retain qualified Directors.

     The Compensation Committee’s charter is available on the Company’s website at www.timken.com and copies are available upon request to the Company’s Corporate Secretary using the process described on page 45 of this Proxy Statement.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2008, with management. In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the CD&A be included in this Proxy Statement for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.
John A. Luke, Jr. (Chairman)
Jerry J. Jasinowski
John P. Reilly
Joseph W. Ralston
Jacqueline F. Woods
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
     The Company has a standing Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things, evaluating new Director candidates and incumbent Directors and recommending Directors to serve as members of the Board committees. Members of the Nominating and Corporate Governance Committee are Joseph W. Ralston (Chairman), Jerry J. Jasinowski, John A. Luke, Jr., Robert W. Mahoney, Joseph F. Toot, Jr., and Jacqueline F. Woods. All members of the Committee are independent as defined in the listing standards of the New York Stock Exchange.
     Director candidates recommended by shareholders will be considered in accordance with the Company’s Amended Regulations. In order for a shareholder to submit a recommendation, the shareholder must deliver a communication by registered mail or in person to the Nominating and Corporate Governance Committee, c/o The Timken Company, 1835 Dueber Avenue, S.W., P.O. Box 6932, Canton, Ohio 44706-0932. Such communication should include the proposed candidate’s qualifications, any relationship between the shareholder and the proposed candidate and any other information that the shareholder would consider useful for the Nominating and Corporate Governance Committee to consider in evaluating such candidate. The Board of Directors’ General Policies and Procedures provide that general criteria for Director candidates include, but are not limited to, the highest integrity and ethical standards, the ability to provide wise and informed guidance to management, a willingness to pursue thoughtful, objective inquiry on important issues before the Company, and a range of experience and knowledge commensurate with the Company’s needs as well as the expectations of knowledgeable investors. The Nominating and Corporate Governance Committee will consider individuals it believes to be qualified to become Directors and will recommend candidates to the Board of Directors to fill new or vacant positions. In recommending candidates, the Committee will consider such factors as it deems appropriate, consistent with the factors set forth in the Board of Directors’ General Policies and Procedures. The Nominating and Corporate Governance Committee is also responsible for reviewing the qualifications of, and making recommendations to the Board of Directors for, Director nominations submitted by shareholders. All Director nominees are evaluated in the same manner by the Nominating and Corporate Governance Committee, without regard to the source of the nominee recommendation.
     The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating director candidates. The Nominating and Corporate Governance Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons.
     The Company’s code of business conduct and ethics, called the “Standards of Business Ethics Policy,” and its corporate governance guidelines, called the “Board of Directors’ General Policies and Procedures,”

are reviewed annually by the Nominating and Corporate Governance Committee and are available on the Company’s website at www.timken.com. Copies are available upon request to the Company’s Corporate Secretary using the process described on page 45 of this Proxy Statement.
FINANCE COMMITTEE
     In 2008, the Company had a standing Finance Committee. The Committee advised and consulted with management and the Board of Directors regarding capital structure, dividend and investment policies and other financial matters affecting the Company. Members of the Finance Committee were Phillip R. Cox (Chairman), Frank C. Sullivan, John M. Timken, Jr. and Joseph F. Toot, Jr. All members of the Finance Committee were independent as defined in the listing standards of the New York Stock Exchange.
     The Finance Committee’s charter is available on the Company’s website at www.timken.com and copies are available upon request to the Company’s Corporate Secretary using the process described on page 45 of this Proxy Statement.

BENEFICIAL OWNERSHIP OF COMMON STOCK
     The following table shows, as of January 9, 2009, the beneficial ownership of Common Stock of the Company by each retiring Director, continuing Director, nominee for Director and executive officer named in the Summary Compensation Table on page 27 of this Proxy Statement, and by all retiring Directors, continuing Directors, nominees for Director and executive officers as a group. Beneficial ownership of Common Stock has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and is based on the sole or shared power to vote or direct the voting or to dispose or direct the disposition of Common Stock. Beneficial ownership as determined in this manner does not necessarily bear on the economic incidents of ownership of Common Stock.

	Amount and Nature of Beneficial Ownership of Common Stock
	Sole Voting		Shared Voting				Percent
	Or Investment		or Investment		Aggregate		of
Name	Power (1)		Power		Amount (1)		Class
Michael C. Arnold	191,101		0		191,101		*

Phillip R. Cox	13,100	(2)	0		13,100	(2)	*

Jacqueline A. Dedo	170,272		0		170,272		*

Glenn A. Eisenberg	95,889		0		95,889		*

James W. Griffith	638,754		181,666		820,420		*

Jerry J. Jasinowski	17,100	(2)	0		17,100	(2)	*

John A. Luke, Jr.	33,085		0		33,085		*

Robert W. Mahoney	34,781		0		34,781		*

Salvatore J. Miraglia, Jr.	113,197		0		113,197		*

Joseph W. Ralston	23,379		0		23,379		*

John P. Reilly	17,291		0		17,291		*

Frank C. Sullivan	20,000		0		20,000		*

John M. Timken, Jr.	579,740	(3)	951,660	(4)	1,531,400	(3)(4)	1.5%

Ward J. Timken	480,023		6,482,002	(4)	6,962,025	(4)	7.2%

Ward J. Timken, Jr.	494,388		5,309,754	(4)	5,804,142	(4)	5.9%

Joseph F. Toot, Jr.	73,224		200		73,424		*

Jacqueline F. Woods	22,407		0		22,407		*

All Directors, Nominees for Director and executive officers as a Group (5)	3,109,943		7,124,338		10,234,281		10.4%

*	Percent of class is less than 1%.

(1)	The following table provides additional details regarding beneficial ownership of Common Stock:

		Vested Deferred	Deferred
	Outstanding	Restricted	Common
Name	Options (a)	Shares (b)	Shares (c)
Michael C. Arnold	105,425	0	0
Phillip R. Cox	3,000	1,600	3,500
Jacqueline A. Dedo	136,350	0	0
Glenn A. Eisenberg	36,675	0	0
James W. Griffith	525,750	20,000	0
Jerry J. Jasinowski	6,000	1,600	8,500
John A. Luke, Jr.	18,000	0	0
Robert W. Mahoney	18,000	0	0
Salvatore J. Miraglia, Jr.	28,125	10,000	0
Joseph W. Ralston	6,000	0	9,500
John P. Reilly	0	0	0
Frank C. Sullivan	6,000	2,000	0
John M. Timken, Jr.	0	0	0
Ward J. Timken	11,000	0	0
Ward J. Timken, Jr.	289,250	0	0
Joseph F. Toot, Jr.	9,000	0	0
Jacqueline F. Woods	9,000	0	10,000

(a)	Includes the shares which the individual named in the table has the right to acquire, on or before March 10, 2009, through the exercise of stock options pursuant to the Long-Term Incentive Plan. Including those listed, all Directors, nominees for Directors, retiring Directors and executive officers as a group have the right to acquire 1,240,550 shares on or before March 10, 2009, through the exercise of stock options pursuant to the Long-Term Incentive Plan. These shares have been treated as outstanding for the purpose of calculating the percentage of the class beneficially owned by such individual or group, but not for the purpose of calculating the percentage of the class owned by any other person.

(b)	Awarded as annual grants under the Long-Term Incentive Plan, which will not be issued until a later date under The Director Deferred Compensation Plan.

(c)	Deferred under the 1996 Deferred Compensation Plan.

(2)	Does not include unvested deferred restricted shares held by the following individuals: Phillip R. Cox — 400; and Jerry J. Jasinowski — 400.

(3)	Includes 197,886 shares for which John M. Timken, Jr. has sole voting and investment power as trustee of three trusts created as the result of distributions from the estate of Susan H. Timken.

(4)	Includes shares for which another individual named in the table is also deemed to be the beneficial owner, as follows: John M. Timken, Jr. — 500,000; Ward J. Timken — 5,800,944 Ward J. Timken, Jr. — 5,300,944.

(5)	The number of shares beneficially owned by all Directors, nominees for Directors and executive officers as a group has been calculated to eliminate duplication of beneficial ownership. This group consists of 19 individuals.

     The following table gives information known to the Company about each beneficial owner of more than 5% of Common Stock of the Company.

Beneficial Owner	Amount	Percent of Class
Timken family (1)	10,659,826 shares	11.0%

Barclays Global Investors, N.A. (2)	8,493,671 shares	8.8%

Participants in The Timken Company Savings and Investment Pension Plan (3)	8,113,445 shares	8.4%

Lord, Abbett & Co. LLC (4)	5,203,712 shares	5.4%

(1)	Members of the Timken family, including John M. Timken, Jr.; Ward J. Timken; and Ward J. Timken, Jr., have in the aggregate sole or shared voting power with respect to at least an aggregate of 10,659,826 (11%) shares of Common Stock, which amount includes 300,250 shares that members of the Timken family have the right to acquire on or before March 10, 2009. The Timken Foundation of Canton, 200 Market Avenue, North, Suite 210, Canton, Ohio 44702, holds 5,247,944 of these shares, representing (5.4%) of the outstanding Common Stock. Ward J. Timken; Joy A. Timken; Ward J. Timken, Jr.; and Nancy S. Knudsen are trustees of the Foundation and share the voting and investment power with respect to such shares.

(2)	A filing with the Securities and Exchange Commission dated February 6, 2009, by Barclays Global Investors, N.A., 45 Fremont Street, San Francisco, California 94105, indicated that it has or shares voting or investment power over 8,493,671 shares (8.8%) of the Company’s outstanding Common Stock.

(3)	Trustee of the plan is J. P. Morgan Retirement Plan Services LLC, P.O. Box 419784, Kansas City, MO 64179-0654.

(4)	A filing with the Securities and Exchange Commission dated February 13, 2009, by Lord, Abbett & Co. LLC, 90 Hudson Street, Jersey City, New Jersey 07302, indicated that it has voting or investment power over 5,203,712 shares (5.4%) of the Company’s outstanding Common Stock.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
     The Company, with the guidance and approval of the Compensation Committee of the Board of Directors, has developed compensation programs for executive officers, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table (the “named executive officers”), that are intended to provide a total compensation package that:
•	enables the Company to attract, retain and motivate superior quality executive management;

•	rewards executive management for financial performance and the achievement of strategic objectives; and

•	aligns the financial interests of executive management with those of shareholders.
     The Company meets these objectives through a balance of current and long-term as well as cash and non-cash compensation. The elements of executive compensation consist of base salary and annual performance award, long-term incentives including performance units, stock options and restricted shares, retirement income programs and other benefits. Each element of compensation meets one or more of the objectives described above.
     The Compensation Committee believes that executive compensation for 2008 was consistent with these objectives and appropriately reflected management’s performance. The Company had record sales and earnings in 2008, with strong performance by both the Bearing and Power Transmission and Steel Groups. And the Company maintained a strong balance sheet while advancing its strategic objectives. The Company took the following actions on the key elements of executive compensation in 2008:
     Salary: Base salaries for each of the named executive officers were increased by varying percentages ranging from 0% to 3.8%. See “Base Salary” below.
     Annual Performance Award: Payouts under the Senior Executive Management Performance Plan were approved at 103% of the target opportunity for the Chief Executive Officer and the Chairman and between 103% and 127% of target for the other named executive officers. See “Annual Performance Award” below.
     Long-Term Incentives: Company performance for performance units covering the 2006-2008 period exceeded the threshold levels for both financial performance measures (average return on equity and compound annual sales growth) and payouts were approved for the named executive officers at 77% of target level. See “Long-Term Incentives—Performance Units” below. The named executive officers also received awards of stock options and restricted stock.
     The differences in total compensation between 2008 and 2007 reflect several factors, including changes in the Company’s performance relative to goals:
•	normal salary increases plus a promotional increase to one executive in late 2007;

•	annual performance awards that were higher in 2008 because performance approximated target goals in 2008 but was below target in 2007;

•	performance unit payments for the three-year period ending in 2008 that reflected lower performance against target than those for the period ending in 2007, with the exception of Mr. Timken, whose 2008 payment reflected a higher salary and target percentage for the 2006-2008 performance cycle following his promotion to Chairman;

•	option awards that reflect higher expense levels in 2008 due to an additional year of option grants at higher levels following promotions;

•	an extra year of service at higher levels of pay, which increased pension values;

•	at higher levels of pay, which increased pension values; and

•	severance payments made to one executive who left the Company in 2008.
     These outcomes are consistent with the design of the Company’s executive pay program and its pay setting process.

Executive Compensation Program Design
     The Company’s executive compensation programs are designed to deliver fair compensation in light of competitive market practices, balanced with the desire to meet the Company’s performance aspirations and create long-term value for shareholders.
     The Company annually reviews survey data from nationally recognized consulting firms. Collectively, these databases reflect the pay practices of hundreds of companies from a range of industries. The Company has chosen to use information regarding the pay practices of approximately 340 companies in these databases with annual revenues between $2.5 and $10 billion, because the Company believes the size and complexity of the organization should be reflected in how compensation is determined and believes that revenues are an appropriate indicator of size and complexity. The decision to consider the survey data for companies with annual revenues in this range in setting executive compensation levels reflects the Company’s view that general industrial companies of comparable size are the main source of and the market for the Company’s senior executive talent and ensures that the Company is positioned to attract and retain qualified senior executives in the face of competitive pressures in its relevant general labor markets.
     Guidelines for salaries, annual incentives and long-term incentive grants are based on the 50th percentile of the general industry data for each position. The Company may provide compensation above or below the 50th percentile for a particular position, based on internal factors such as the executive’s operating responsibilities, experience level, retention risk and tenure and performance in the position. The Company believes that targeting pay at the median in aggregate and adjusting pay above or below median for individual positions provides the proper balance between establishing fair and reasonable pay levels needed to attract and retain qualified executives and requiring that performance exceed expectations in order to deliver pay that is higher than that provided by the majority of companies in the comparison group.
     The Company does not have a prescribed mix between short-term and long-term or cash and non-cash compensation, but rather establishes target compensation levels that are consistent with market practices relative to base salaries, annual incentive awards and long-term incentive values, and the Compensation Committee’s assessment of the appropriate mix for the position. Current compensation provides needed personal liquidity, focuses executives on short-term priorities and dampens the impact of a volatile stock market. Providing a significant portion of executive compensation in the form of long-term compensation strengthens the alignment of executives to the long-term performance of the Company and provides a balance against short-term decision making.
     The mix between current and long-term or cash and non-cash compensation varies by management level. For example, the Chief Executive Officer and Chairman positions receive more of their total compensation (excluding retirement income) in the form of long-term compensation relative to the other named executive officers, with both receiving approximately 40% in current compensation and 60% in long-term compensation, made up of approximately:
•	20% in current cash base salary;

•	20% in current cash incentive pay tied to annual performance goals;

•	20% in long-term cash incentive pay tied to performance over a three-year cycle; and

•	40% in long-term equity incentive compensation (stock options and restricted shares).
     In comparison, the other named executive officers receive approximately 50% in current compensation and 50% in long-term compensation, with approximately 65% to 70% in cash and 30% to 35% in non-cash compensation. Positions lower in the organization have a greater emphasis on current pay. This reflects the Company’s view that more senior executives should have a more significant incentive to focus on and drive the long-term performance of the Company. The Chief Executive Officer and the Chairman are expected to focus more than other senior executives on strategic issues that drive long-term performance, while priorities for executives lower in the organization are more heavily focused on shorter-term operational results.
     Cash is used for both current and long-term compensation, while non-cash compensation (i.e., share-based awards) is generally used only for long-term compensation. Cash compensation includes base salary, annual incentive awards and performance units, which are cash-based awards payable at the end of three years subject to attainment of certain corporate performance targets. Non-cash compensation includes stock option grants and restricted share grants. Compensation tied to equity is intended to align the recipient’s interests with shareholders and cause changes in stock price to have a meaningful impact on the recipient’s personal wealth.
Pay-Setting Process
     The Chief Executive Officer and the Senior Vice President — Human Resources and Organizational Advancement prepare compensation recommendations for the named executive officers (other than the Chief Executive Officer and the Chairman) and present these recommendations to the Compensation Committee. The Chief Executive Officer’s and Chairman’s compensation packages are determined by the Compensation Committee and approved by the independent members of the Board of Directors during executive session.
     The Company compares each element of compensation provided to its executive officers to the market data, and considers the total compensation package in relation to the target established for the position, taking into account the scope of responsibilities of the particular position. Total compensation (base salary, annual incentives and long-term incentive grants) is evaluated in relation to the total compensation of comparable positions derived from the general market data. For example, the amount of Mr. Griffith’s compensation is higher than the other named executives because it reflects the competitive market for chief executive officer services, and not because of compensation policies different from those applied to the other named executive officers.
     Following completion of this analysis and development of proposed base salary ranges, target annual performance award opportunities and long-term incentive grants, an external compensation consultant reviews the information and discusses the findings with the Compensation Committee. As part of this process, the Compensation Committee reviews all the components of the Chief Executive Officer’s and the other named executive officers’ compensation and determines that each individual’s total compensation is reasonable and consistent with the Company’s compensation philosophy. The Compensation Committee may also consider additional factors that may cause it to adjust a particular element of an executive’s compensation, such as the executive’s operating responsibilities, experience level, retention risk and tenure and performance in the position. The Compensation Committee then approves, with any modifications it deems appropriate, base salary ranges, target annual performance award opportunities and long-term incentive grants for the Company’s executive officers. The amount of past compensation realized or potentially realizable does not directly impact the level at which current and long-term pay opportunities are set.
     The company analyzes the overall expense arising from aggregate executive compensation levels and awards and the components of the Company’s pay, as well as the accounting and tax treatment of such programs. The Company has addressed the impact of Section 162(m) of the Internal Revenue Code by obtaining shareholder approval of the Senior Executive Management Performance Plan and the Long-Term Incentive Plan and by allowing certain grants under the Long-Term Incentive Plan to qualify as performance-based compensation. The Chief Executive Officer and the other named executive officers all participated in the Senior Executive Management Performance plan for 2008. The Compensation Committee considers the deductibility of compensation and benefits for Federal income tax purposes, along with other relevant factors, when determining executive compensation practices.
     The Compensation Committee engages an external compensation consultant in connection with its oversight of the design, development and implementation of the Company’s executive pay programs. During 2008, the Compensation Committee determined that Towers Perrin would provide this service for a multi-year engagement. In 2008, Towers Perrin’s primary areas of assistance were:
•	gathering market compensation practice information related to questions raised by the Compensation Committee and management;

•	reviewing information developed by management for the Compensation Committee and providing its input on such information to the Committee;

•	attending and participating in meetings with the Committee, as well as briefings with the Committee Chair and management prior to meetings; and

•	reviewing with management and the Committee materials to be used in the Company’s Proxy Statement.

     The Compensation Committee has authorized Towers Perrin to interact with the Company’s management, as needed, on behalf of the Compensation Committee.
Base Salary
     Base salaries for the named executive officers are intended to reflect the scope of their responsibilities, the length of their experience performing those responsibilities and their performance. Base salary ranges for executive officers are determined by the Compensation Committee based on external surveys of salary practices for positions with similar levels of responsibility. Base salaries for the named executive officers are reviewed by the Compensation Committee annually in light of each officer’s experience, leadership, current salary and position in the salary range.
     Following this review process in 2008, the Compensation Committee determined to increase Mr. Griffith’s base salary by 3.7%, to $1,025,000. Mr. Timken’s base salary was increased by 3.8%, to $810,000. Mr. Miraglia received a base salary increase of 3.6% and Messrs. Eisenberg and Arnold did not receive base salary increases. Mr. Arnold had received a base salary increase of 18% in September 2007 in connection with his promotion to Executive Vice President and President — Bearings and Power Transmission, to reflect his increased responsibility as an Executive Vice President of the Company.
Annual Performance Award
     The Company’s Senior Executive Management Performance Plan provides the named executive officers with the opportunity to earn annual incentive compensation based on the achievement of corporate performance goals established by the Compensation Committee and approved by the Board of Directors. It is intended to focus the named executive officers on specific performance goals in the current year.
     Funding the Annual Plan
     The Senior Executive Management Performance Plan is structured to comply with Section 162(m) of the Internal Revenue Code. In order to qualify the amounts earned under the plan as “performance based,” the Compensation Committee can exercise discretion only to reduce an award. As a result, target levels are set with the expectation that the plan will be funded above the level of the Company’s other annual incentive plans. This provides the Compensation Committee with the flexibility to determine actual awards under the Senior Executive Management Performance Plan for the named executive officers that are consistent with the awards made to other annual incentive plan participants, which has been the historical practice.
     Two performance measures were used for funding this plan for 2008: (1) earnings before interest and taxes as a percentage of beginning invested capital, excluding the effects of restructuring and impairment charges and accounting change charges, in each case as defined by generally accepted accounting principles (“EBIT/BIC”); and (2) working capital as a percentage of sales. EBIT/BIC constituted 80% of the total award calculation and working capital as a percentage of sales constituted 20% of the total award calculation. EBIT/BIC was the primary performance measure because the Compensation Committee believes that EBIT/BIC is closely correlated with the creation of shareholder value. Working capital as a percentage of sales was used to focus the named executives on managing working capital.
     Target performance levels for each measure are established each year. The Compensation Committee reviews the prior year’s target performance levels in light of performance expectations for the current year to determine whether any increases or decreases in the levels are warranted. For 2008, the target performance level for funding was 13.0% for the EBIT/BIC measure and 26.0% for the working capital measure. Performance at the target level would have resulted in the plan being funded at 120% of target level. Because the Compensation Committee has determined that it does not want to pay incentives for financial results that fall below minimum acceptable levels, a threshold level of performance for each measure is also established each year, below which there is no funding for annual performance awards. For 2008, this threshold funding level was 8.0% for the EBIT/BIC measure and 28.0% for the working capital measure. Similarly, because the Compensation Committee believes that making additional annual cash award payments for performance above certain performance levels has no beneficial incentive effect, maximum performance levels for each measure are also established each year. No additional funding is provided for performance above the maximum level. For 2008, the maximum performance level was 17.0% for the EBIT/BIC measure and 24.0% for the working capital measure. Performance at the threshold levels would have resulted in the plan being funded at 36% of the target level, and performance at the maximum level would have resulted in the plan being funded at 200% of the target levels, in each case prior to the exercise of discretion by the Compensation Committee to reduce the awards.
     For 2008, Company performance under the Senior Executive Management Performance Plan equaled 14.1% for the EBIT/BIC measure and 27.0% for the working capital measure. These results meant that the Senior Executive Management Performance Plan was eligible to be funded at 128% of target.
     Determining the Awards
     For 2008, the Senior Executive Management Performance Plan provided the Chief Executive Officer and the Chairman a target award opportunity of 100% of base salary. The Plan provided the other named executive officers a target award opportunity of 60% to 70% of base salary. Target award opportunity levels for executive officers were determined by the Compensation Committee based on external surveys of practices for positions with similar levels of responsibility. The actual awards could be higher or lower than the target opportunity based on the results for each performance measure, and the extent to which the Compensation Committee uses discretion to reduce the awards.
     The Compensation Committee determined the actual award for each named executive officer based on:
•	the actual payouts, as a percentage of target opportunity, under the Company’s annual incentive plan for management level employees other than the named executive officers;

•	the actual performance of the Company in 2008 in relation to the aspirations of the Company for performance over the course of a full business cycle; and

•	in the case of Messrs. Arnold and Miraglia, the strong performance of the specific business unit for which the officer is responsible.
     As a result, the Compensation Committee approved annual incentive payouts for the named executive officers that were consistent, as a percentage of target opportunity, with the awards made to other annual incentive plan participants. The 2008 cash award payout under the Senior Executive Management Performance Plan equaled 103% of the target opportunity (100% of base salary) for the Chief Executive Officer and the Chairman and between 103% and 127% of the target opportunities (60% to 70% of base salary) for the other named executive officers.
     The goals for the annual performance award plans for 2009 were set by the Compensation Committee at the February 2009 meeting. The performance measures for the Senior Executive Management Performance Plan for 2009 are: (1) corporate EBIT/BIC; and (2) working capital as a percentage of sales. Corporate EBIT/BIC will constitute 80% of the total award calculation and working capital as a percentage of sales will constitute 20% of the total award calculation. The target EBIT/BIC performance level for the Senior Executive Management Performance Plan was kept at the same level as the 2008 target, consistent with the corporate goals for the Company’s other annual incentive plan participants. Achievement of the target level of EBIT/BIC performance will require the second highest level of performance for the past 10 years in what is anticipated to be a very challenging business environment. The working capital targets were increased to reflect anticipated higher levels of working capital in light of the current structure of the company’s business.
     The target award opportunity for 2009 is 100% of base salary for the Chief Executive Officer and the Chairman and 70% of base salary for the other named executive officers, although the actual awards could be higher or lower than the target percentages based upon the actual results for each performance measure against the established targets and the extent to which the Compensation Committee reduces the awards.
Long-Term Incentives
     The Compensation Committee administers the Long-Term Incentive Plan, which is approved by shareholders. Awards under the Long-Term Incentive Plan can be made in the form of non-qualified stock options, incentive stock options, appreciation rights, performance shares, performance units, restricted shares and deferred shares. In 2008, the Company utilized three different types of long-term incentive grants for the named executive officers:
•	Performance units, which are designed to reward executives with cash payments contingent on the attainment of specified multi-year corporate performance goals;

•	Nonqualified stock options, which vest over time (typically four years) and are intended to provide value to the holder only if shareholders receive additional value after the date of grant; and

•	Restricted shares, which for the named executive officers require the Company to achieve a specified performance objective in the year granted in order to have the shares vest over time (typically four years) and are intended to foster stock ownership among executives and focus executives on total shareholder return (including dividends). The performance objective for shares granted in 2008 was EBIT/BIC of 8% or better, which was achieved.
     In total, the Company believes that these three programs provide a balanced focus on shareholder value creation and retention of key managers over the course of a full business cycle. These programs also serve to balance the short-term operating focus of the Company and align the long-term financial interests of executive management with those of shareholders.
     The value of each type of long-term incentive grant is linked directly to the performance of the Company or the price of Common Stock. For performance units, payouts are entirely contingent on the attainment of corporate performance targets over a three-year performance period. In the case of stock options, the recipient recognizes value only to the extent that the stock price increases above the market price of the stock at the time the option is granted. And for restricted shares, receipt of the shares is dependent upon achieving a certain level of performance in the year granted and the value of the shares is directly related to the stock price and dividends paid by the Company. In each case, the executive must remain employed by the Company for a minimum of three years (four years for stock options and restricted shares) to earn the full value of any award, which aids the Company in retaining executives.
     Guideline grant levels for each of the three forms of long-term incentive are established periodically and reviewed to determine whether changes are appropriate as circumstances change. Guidelines are established at a level intended to deliver a total value, at grant, approximately equal to each executive’s targeted level of long-term incentive value, based on competitive market practice for comparable positions. The allocation of grant value between the three long-term incentive programs was based on a combination of market practice, internal equity considerations and relative importance of the objectives behind each of the three programs (i.e., reward attainment of multi-year performance goals, provide value tied to stock price appreciation and foster stock ownership).
     On average, for the named executive officers, each of the Company’s long-term incentive vehicles represents approximately one-third of the total long-term incentive value. For the Chief Executive Officer and the Chairman, however, there is greater emphasis placed on the stock option component, with their long-term incentive mix being approximately 30% in cash-based performance units, 40% in stock options and 30% in restricted shares. This allocation reflects the Company’s belief that the Chief Executive Officer and the Chairman, more than other officers, are directly accountable for long-term shareholder value creation.
     Performance units, stock options and restricted shares are typically granted by the Compensation Committee at the first regularly scheduled meeting of each year, when the Committee determines all elements of the officers’ compensation for the year. Board and committee meetings are generally scheduled at least a year in advance. Approval of grants for newly hired or promoted executives during the course of the year occur at the Compensation Committee meeting immediately following the hiring or promotion.
     Performance Units
     The named executive officers receive awards of performance units at the start of three-year performance periods, and the awards are designed to focus the officers’ efforts on medium-term performance goals of the Company. A new three-year performance cycle starts on January 1 of each year. Cash payouts in respect of performance units are made by March following the end of each performance cycle. Performance units serve as a strong incentive for the named executive officers to achieve the Company’s medium-term financial and strategic objectives. They also encourage retention, as they are subject to forfeiture if the officer voluntarily leaves the Company before the end of the three year period.
     The Compensation Committee established two performance measures for the awards granted for the 2006-2008 performance cycle (which were granted in 2006): (1) average return on equity; and (2) compound annual sales growth. The Compensation Committee selected these goals because it believed they were key components of the Company’s business strategy and important contributors to long-term shareholder value.

Each measure was weighted equally because they were viewed as equally important for this performance cycle.
     Each named executive officer received a target payout opportunity for the performance units, determined as a percentage of the officer’s base salary in effect on January 1, 2006. For the 2006-2008 cycle, the plan provided the Chief Executive Officer and the Chairman a target payout opportunity of 100% of base salary and the other named executive officers target payout opportunities from 70% to 80% of their January 1, 2006 base salaries. These target percentages were determined to provide the appropriate allocation of value among the long-term incentives, as described above.
     For the 2006-2008 cycle, the target performance level was 12.5% for the average return on equity measure and 6.3% for the compound annual sales growth measure. The specific performance targets for each measure were derived from the Company’s internal, confidential three-year strategic plan at the time the awards were established. A minimum level of performance for each measure was also established, and no performance awards are earned for performance below these minimum levels. For the 2006-2008 cycle, this minimum, or threshold, level was 5.6% for the average return on equity measure and 2.6% (compound annual growth rate, or CAGR) for the sales growth measure. The Compensation Committee has also determined that, because both of these measures should be taken into account in measuring achievement of the strategic plan, failure to reach threshold levels of performance on either measure results in no award being paid. Maximum performance levels for each measure were also established, above which no additional payouts will be made. For the 2006-2008 cycle, the maximum performance level was 19.4% for the average return on equity measure and 9.7% for the compound annual sales growth measure.
     For the 2006-2008 performance cycle, performance at the target level on both measures would have resulted in funding at 150% of the target levels, performance at the threshold levels would have resulted in funding at 75% of the target levels and performance at the maximum levels would have resulted in funding at 200% of the target levels. Funding was set at 150% for target level performance because compliance with Section 162(m) of the Internal Revenue Code does not allow the Compensation Committee to use discretion to increase awards under any circumstances.
     For the 2006-2008 cycle, Company performance exceeded the threshold level for both measures; with 10.4% average return on equity and 3.1% compound annual sales growth, resulting in eligible funding at 106% of target level for the named executive officers. The Compensation Committee approved payouts of 77% of target level, identical to the payout percentage calculated for other senior managers under a similar incentive plan. As a result, the Chief Executive Officer and the Chairman each received a cash payment equal to 77% of their January 1, 2006 base salaries and the other named executive officers received cash payments equal to between 42% and 61% of their January 1, 2006 base salaries.
     The Compensation Committee established two performance measures for the performance units granted for the 2008-2010 performance cycle (which were granted in 2008): (1) average return on invested capital; and (2) cumulative earnings per share. The Compensation Committee selected these goals because it believed they were key components of shareholder value creation and highly correlated to achievement of the Company’s business strategy. Each measure is weighted equally. As in the past, the specific performance targets for each measure are tied to the Company’s internal, confidential three-year strategic plan. As a result, the Compensation Committee believes that the targets for the 2008-2010 cycle are very challenging, but achievable. They will require a high level of financial performance over the three year period to be achieved.
     The target award opportunity for the performance units granted in 2008 is 100% of base salary (as of January 1, 2008) for the Chief Executive Officer and the Chairman and ranges from 70% to 80% of base salary (as of January 1, 2008) for the other named executive officers, although the actual awards could be higher or lower than the target percentages depending upon the attainment of the specific performance targets. For the 2008-2010 performance cycle, performance at the target level on both measures would result in funding at 100% of the target levels, performance at the threshold levels would result in funding at 50% of the target levels and performance at the maximum levels would result in funding at 150% of the target levels, in each case subject to the exercise of discretion by the Compensation Committee to reduce the awards.
     Under the accounting rules, performance units result in variable accounting, whereby the Company’s expense equals the value paid to the executives. As such, the ultimate expense is not determinable until the end of the three-year performance period. When the executives earn and receive a payout, the Company receives a corresponding tax deduction.
     Stock Options
     Executives (including the named executive officers) receive nonqualified stock options that:
•	have an exercise price equal to the market price of Common Stock on the date of grant;

•	typically vest over a four-year period in equal amounts each year; and

•	expire ten years after the date of grant.
     The Compensation Committee believes that this structure aids the Company in retaining executives and motivating longer-term performance. Stock options are an effective motivational tool because they only have value to the extent the price of Common Stock on the date of exercise exceeds the exercise price on the grant date. They are an effective element of compensation and retention, however, only if the stock price grows over the term of the award.
     Under the accounting rules, the fair value of the stock options on the grant date is expensed over the vesting period in the year the options are earned. When executives exercise stock options, they are taxed at ordinary income tax rates (subject to withholding) and the Company receives a corresponding tax deduction.
     Restricted Shares
     Executives (including the named executive officers) receive restricted shares that typically vest over a four year period in equal amounts each year. Restricted shares serve to both reward and retain executives, as the value of the restricted shares is linked to the price of Common Stock when the restrictions lapse.
     Beginning in 2008, restricted shares granted to the named executive officers require the company to achieve a specified performance objective in the year granted in order to have the shares vest over time. The performance objective for shares granted in 2008 was corporate EBIT/BIC of 8% or better, which was achieved.
     Under the accounting rules, the grant date fair value is expensed over the service/vesting period based on the shares that are earned, provided the performance metric is met. The executives are taxed at ordinary income tax rates (subject to withholding) when the shares vest, and the Company receives a corresponding tax deduction.
     Stock Ownership Guidelines
     Stock ownership guidelines have been established for all senior executives and are intended to align the interests of executive management with those of shareholders by requiring executives to be subject to long-term stock price volatility like shareholders. These guidelines establish a specific ownership target of 5 times base salary for the Chief Executive Officer and the Chairman and 3 times base salary for the other named executive officers. The Company recognizes all shares owned by the executive, including restricted shares still subject to forfeiture but not including shares that are subject to unexercised option rights, in determining whether ownership targets have been met. As of February 1, 2009, the named executive officers all met or exceeded their ownership targets, with the exception of Mr. Eisenberg. The Company has a formal policy that prohibits hedging the economic risk related to such stock ownership.
Retirement Income Programs
     The Company’s retirement income programs are an important retention tool. The Company maintains both qualified and nonqualified retirement income programs. The named executive officers participate in qualified plans on the same terms and conditions as all other salaried employees and also participate in the Company’s nonqualified retirement income programs. The Company currently provides nonqualified retirement income through two types of plans:
•	Nonqualified defined contribution plan, which provides for after-tax savings based on each executive’s contributions, company match and core defined contributions in excess of tax limits. The nonqualified defined contribution plan in which the named executive officers participate is the Post-tax Savings

Plan. This plan is primarily intended to restore benefits that would be provided under the qualified retirement plans were it not for limits on benefits and compensation imposed by the Internal Revenue Code.

•	Nonqualified defined benefit plan, which provides for a targeted percentage of salary and annual incentive income that will be continued through retirement. The nonqualified defined benefit plan in which the named executive officers participate is the Supplemental Pension Plan for Executive Officers (the “SERP”). The SERP provides for a benefit based on final average earnings with offsets for benefits provided under the Company’s other retirement programs. The SERP promotes retention of executive officers because it requires 10 years of service, including 5 years as an officer, for full benefits to be earned.
     Although the policies and procedures underlying the Company’s retirement income programs are the same for all participants, the age and length of service (including service as an officer of the Company) of each participant can have a significant effect on their benefit calculation because the programs have changed over time. In addition, because benefits under the Company’s retirement income programs are based on base salary and cash annual incentive compensation for the five highest non-consecutive years (out of the final ten years), the pension value can increase significantly as salary and cash annual incentive compensation increases.
     The value of the nonqualified retirement income programs is quantified each year and these programs are periodically reviewed for their competitiveness. To date, the value of these programs has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.
Termination-Related Payments
     In addition to retirement payments, the Company provides termination-related payments in the event of involuntary termination without cause and involuntary termination without cause following a change in control.
     The Company provides payments in the event of involuntary termination without cause through Severance Agreements with individual executives. Severance Agreements are provided based on competitive market practice and the Company’s desire to provide some level of income continuity should an executive’s employment be terminated without cause. The Company believes that providing for such income continuity results in greater management stability and lower unwanted management turnover. In 2008, Mrs. Dedo’s employment was involuntarily terminated without cause and she received severance benefits in accordance with her Severance Agreement, the value of which are reflected in the All Other Compensation column in the Summary Compensation Table on page 27.
     Severance Agreements also provide for termination payments following involuntary termination without cause following a change in control. These provisions are based on competitive practice and are designed to ensure that executives’ interests remain aligned with shareholders should a potential change of control occur. They are also intended to provide some level of income continuity should an executive’s employment be terminated without cause. The Company believes that providing for such income continuity results in greater management stability and lower unwanted management turnover.
     The level of severance benefits under the applicable scenario reflects the Company’s perception of competitive market practice for the named executive officers’ positions, based on an assessment by Towers Perrin. Severance pay was established as a multiple of base salary and target annual incentive compensation, based on competitive market practice. Specific dollar values were not targeted by the Compensation Committee or management, although the Compensation Committee did review “tally sheets” that showed the estimated cost of such benefits under various scenarios. The amounts of potential payouts are indicated in the Termination Scenarios table on page 38.
Deferred Compensation
     The Company maintains a Deferred Compensation Plan that allows certain employees, including the named executive officers, to defer receipt of all or a portion of their salary, employee contributions and company match that would otherwise be directed to the Post-Tax Savings and Investment Plan and/or incentive compensation payable in cash or shares of Common Stock until a specified point in the future. Cash deferrals earn interest quarterly at a rate based on the prime rate plus one percent. None of the named executive officers earned “above-market” interest, as defined by the Securities and Exchange Commission.
     The Deferred Compensation Plan is not funded by the Company and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control in the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately. The Company believes that providing employees with tax deferral opportunities aids in the attraction and retention of such employees.
     The value of deferred compensation amounts is quantified each year and this program is periodically reviewed for its competitiveness. To date, the value of deferred compensation has not had a significant impact on decisions regarding salary, annual incentive awards or long-term incentive grants.
Perquisite Programs
     The Company’s executive officers, including all of the named executive officers, are eligible to participate in a number of broad-based benefit programs, including health, disability and life insurance programs. The named executive officers may also receive certain perquisites including term life insurance coverage, financial counseling and tax preparation, access to corporate country club memberships (although personal expenses are not reimbursed) and home security systems. The value of these benefits is reflected in the All Other Compensation column in the Summary Compensation Table on page 27. These benefits are intended to provide executives with a competitive perquisite program that is reasonable and consistent with the Company’s overall executive compensation program. The total cost of these benefits is a small percentage of each named executive officer’s total compensation.

SUMMARY COMPENSATION TABLE
     The following table sets forth information concerning compensation for the Company’s principal executive officer, principal financial officer and three other most highly compensated executive officers for 2008. This table also includes a former executive officer who was among the most highly compensated executive officers, but was not serving as an executive officer as of December 31, 2008.

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
			Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Year	Salary	(1)	(2)	(3)	(4)	(5)	Total
James W. Griffith	2008	$1,018,840	$918,999	$1,020,830	$1,778,700	$885,000	$118,300	$5,740,669
President and Chief Executive Officer	2007	$981,683	$922,858	$873,485	$1,817,838	$791,000	$177,180	$5,564,044
	2006	$950,000	$798,103	$1,068,120	$2,300,000	$1,414,000	$124,044	$6,654,267

Ward J. Timken, Jr.	2008	$805,000	$622,039	$845,870	$1,404,909	$346,000	$129,900	$4,153,718
Chairman — Board of Directors	2007	$775,000	$528,401	$583,759	$952,235	$251,000	$174,024	$3,264,419
	2006	$750,000	$311,847	$398,519	$1,182,000	$314,000	$137,630	$3,093,996

Glenn A. Eisenberg	2008	$590,004	$326,514	$265,836	$763,120	$298,000	$89,215	$2,332,689
Executive Vice President -	2007	$587,503	$332,584	$228,149	$737,120	$223,000	$92,513	$2,200,869
Finance and Administration	2006	$570,833	$314,946	$255,945	$1,004,000	$219,000	$126,071	$2,490,795

Michael C. Arnold	2008	$590,004	$509,726	$253,849	$761,544	$336,000	$67,551	$2,518,674
Executive Vice President and	2007	$526,670	$520,691	$207,003	$623,884	$262,000	$85,212	$2,225,460
President — Bearings and Power	2006	$473,333	$400,161	$219,381	$810,500	$467,000	$64,952	$2,435,327
Transmission

Salvatore J. Miraglia, Jr.	2008	$427,508	$246,771	$229,576	$512,288	$484,000	$72,332	$1,972,475
President — Steel (6)	2007	$410,840	$226,487	$159,446	$460,567	$365,000	$102,135	$1,724,475

Jacqueline A. Dedo	2008	$140,000	$78,069	$197,164	$253,748	$0	$1,071,980	$1,740,961
Senior Vice President -	2007	$424,170	$238,507	$195,556	$450,440	$104,000	$35,038	$1,447,711
Innovation & Growth (7)	2006	$416,667	$241,230	$281,985	$553,750	$139,000	$53,358	$1,685,990

(1)	The amounts shown in this column for 2008 represent the FAS 123R compensation expense recognized in 2008 in connection with grants of deferred dividend equivalents, restricted shares and deferred shares to the named executive officers, excluding the effect of certain forfeiture assumptions. These amounts represent expense recognized in 2008 for financial reporting purposes related to awards granted from 2004-2008.

Options granted by the Company prior to April 2002 provided for deferred dividend equivalents to be earned when total net income per share of the outstanding Common Stock is at least two and one-half times (or two times in the case of options granted prior to 1996) the total amount of cash dividends paid per share during the relevant calendar year. Deferred dividend equivalents are not traditional restricted stock, but deferred shares with no voting or statutory dividend rights. The deferred shares are subject to forfeiture until issuance, which occurs four years after the date they are earned provided the grantee remains continuously employed by the Company. These grants are amortized over a 4-year period.

The amount shown for 2008 for Mr. Griffith includes expense booked in 2008 for 10,775 deferred dividend equivalents and 117,500 restricted shares; the amount shown for Mr. Timken includes expense for 2,921 deferred dividend equivalents and 71,550 restricted shares; the amount shown for Mr. Eisenberg includes expense for 457 deferred dividend equivalents and 36,900 restricted shares; the amount shown for Mr. Arnold includes 3,630 deferred dividend equivalents, 33,900 restricted shares and 25,000 deferred shares; the amount shown for Mr. Miraglia includes expense for 2,402 deferred dividend equivalents and 36,950 restricted shares; and the amount shown for Mrs. Dedo includes expense for 25,700 restricted shares.

FAS 123R compensation expense is determined based on the fair market value of Common Stock, which is the average of the high and low price of the Common Stock on the date of the grant. See also our discussion of Stock Compensation Plans in Note 9 of the Company’s Consolidated Financial

Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Dividends are paid on restricted shares at the same rate as paid to all shareholders.

(2)	The amounts shown in this column for 2008 represent the FAS 123R compensation expense for nonqualified stock options granted from 2006 to 2008, excluding the effect of certain forfeiture assumptions. All stock options vest at a rate of 25% per year. Options granted prior to 2006 were amortized over a period of 30 months. Beginning in 2006, all new grants are amortized over a four year period for FAS 123R. The value shown for Mr. Griffith includes expense for the unamortized portion of 429,000 aggregate shares; the value shown for Mr. Timken includes expense for 355,000 aggregate shares; the value shown for Mr. Eisenberg includes expense for 111,700 aggregate shares; the value shown for Mr. Arnold includes expense for 106,700 aggregate shares; the value shown for Mr. Miraglia includes expense for 96,500 aggregate shares; and the value shown for Mrs. Dedo includes expense for 75,400 aggregate shares. Assumptions used to determine expense for nonqualified stock options are listed in the discussion of Stock Compensation Plans in Note 9 of the Company’s Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(3)	The amounts shown in this column for 2008 represent cash awards under the Senior Executive Management Performance Plan (annual incentive plan) for 2008 and performance units under the Long-Term Incentive Plan covering the 2006-2008 performance cycle. Amounts earned under the Senior Executive Management Performance Plan and performance units, respectively, for each of the named executive officers were as follows: Mr. Griffith - $1,049,100 and $729,600; Mr. Timken - $828,909 and $576,000; Mr. Eisenberg - $425,200 and $337,920; Mr. Arnold - $525,000 and $236,544; Mr. Miraglia - $308,000 and $204,288; and Mrs. Dedo - $86,495 and $167,253.

(4)	The amounts shown in this column for 2008 represent the difference between the amounts shown in the Pension Benefits table on page 35 as of December 31, 2008 and those amounts calculated as of December 31, 2007. See the discussion of Pension Benefits below for a description of how the amounts as of December 31, 2008 were calculated. The amounts as of December 31, 2007 were calculated using the same assumptions. For both years, liabilities were determined assuming no probability of termination, retirement, death, or disability before age 62 (the earliest age unreduced pension benefits are payable from the plans). None of the named executive officers earned above-market earnings in a deferred compensation plan.

(5)	The amounts shown in this column for 2008 are broken down in detail in the following table:

						Personal
	Annual	Annual				Use of		Tax Gross-Ups
	Company	Company Core				Company’s		for Life
	Contribution to	Defined	Annual Life			Country		Insurance,
	SIP Plan and	Contribution	Insurance	Financial	Home	Club		Financial
	Post-Tax	Retirement	Premium	Planning	Security	Member-		Planning, Home
	Savings Plan	Income	(Company	Reimburse-	(Company	ships	Spousal	Security and	Other
Name	(a)	Program	Paid)	ment	Required)	(b)	Travel	Spousal Travel	(c)
James W. Griffith	$79,727	$0	$6,904	$1,460	$425	$0	$15,698	$11,494	$2,592
Ward J. Timken, Jr.	$102,620	$6,900	$6,568	$2,775	$240	$72	$3,640	$6,209	$876
Glenn A. Eisenberg	$55,607	$6,900	$4,530	$7,500	$541	$0	$1,090	$12,073	$974
Michael C. Arnold	$39,096	$0	$13,049	$0	$233	$3,842	$2,620	$7,466	$1,245
Salvatore J. Miraglia, Jr.	$29,027	$0	$5,310	$5,053	$914	$4,513	$13,835	$11,791	$1,889
Jaqueline A. Dedo	$12,967	$6,900	$0	$2,575	$1,109	$0	$0	$1,729	$1,046,700

(a)	“SIP Plan” refers to the Savings and Investment Pension Plan, which is the Company’s qualified defined contribution plan for salaried associates.

(b)	The amounts shown for personal use of country club memberships reflect pro-rated amounts of company-paid annual membership dues in 2008 that were used for personal use by the named executive officers. There are no incremental costs to the Company for personal use, as all such costs are borne by the officer.

(c)	The amounts shown in the column for Messrs. Griffith, Timken, Eisenberg, Arnold and Miraglia represent imputed income for the cost of pre-tax term life insurance (which is provided by the Company for all associates equal to one times their annual salary) for the portion that exceeds the IRS pre-tax limit of $50,000. Other compensation for Mrs. Dedo includes $1,008,000 for severance, $20,193 for earned but unused vacation, $12,869 for outplacement fees, $5,416 for continued health and welfare benefits and $222 for the pre-tax term life insurance imputed income.

(6)	Mr. Miraglia was not a named executive officer in 2006.

(7)	Mrs. Dedo was no longer employed by the Company effective April 30, 2008, due to an involuntary termination without cause.

GRANTS OF PLAN-BASED AWARDS
     The following table sets forth information concerning certain grants made to the named executive officers during 2008.

					Estimated
					Future
					Payouts
					Under
					Equity		All Other
					Incentive	All Other	Option	Exercise	Grant Date
					Plan	Stock	Awards:	or Base	Fair Value of
					Awards	Awards:	Number of	Price of	Stock and
		Estimated Future Payouts Under			(Number of	Number of	Securities	Option	Option
		Non-Equity Incentive Plan Awards			Shares)	Shares of	Underlying	Awards	Awards
Name	Grant Date	Threshold	Target	Maximum	Target	Stock	Options	($/share)	(6)
James W. Griffith	2/4/2008 Perf Units (1)	$494,000	$988,000	$1,482,000
	2/4/2008 SEMPP (2)	$407,536	$1,222,608	$2,037,680
	2/4/2008 Restr Shrs (3)				22,500				$690,750
	2/4/2008 NQSOs (4)						161,000	$30.70	$1,592,290
	12/31/2008 DDE (5)					182			$3,491

Ward J. Timken, Jr.	2/4/2008 Perf Units (1)	$390,000	$780,000	$1,170,000
	2/4/2008 SEMPP (2)	$322,000	$966,000	$1,610,000
	2/4/2008 Restr Shrs (3)				17,800				$546,460
	2/4/2008 NQSOs (4)						127,000	$30.70	$1,256,030
	12/31/2008 DDE (5)					835			$16,015

Glenn A. Eisenberg	2/4/2008 Perf Units (1)	$236,000	$472,000	$708,000
	2/4/2008 SEMPP (2)	$165,201	$495,603	$826,006
	2/4/2008 Restr Shrs (3)				6,900				$211,830
	2/4/2008 NQSOs (4)						41,700	$30.70	$412,413
	12/31/2008 DDE (5)					6			$115

Michael C. Arnold	2/4/2008 Perf Units (1)	$236,000	$472,000	$708,000
	2/4/2008 SEMPP (2)	$165,201	$495,603	$826,006
	2/4/2008 Restr Shrs (3)				6,900				$211,830
	2/4/2008 NQSOs (4)						41,700	$30.70	$412,413
	12/31/2008 DDE (5)					52			$997

Salvatore J. Miraglia, Jr.	2/4/2008 Perf Units (1)	$145,250	$290,500	$435,750
	2/4/2008 SEMPP (2)	$119,702	$359,107	$598,511
	2/4/2008 Restr Shrs (3)				5,700				$174,990
	2/4/2008 NQSOs (4)						36,500	$30.70	$360,985
	12/31/2008 DDE (5)					52			$997

Jacqueline A. Dedo (7)	2/4/2008 Perf Units(1)	$126,000	$252,000	$378,000
	2/4/2008 SEMPP (2)	$33,600	$100,800	$168,000
	2/4/2008 Restr Shrs (3)				3,200				$98,240
	2/4/2008 NQSOs (4)						15,400	$30.70	$152,306
	12/31/2008 DDE (5)					0			$0

(1)	The “Perf Units” amounts shown indicate threshold, target and maximum awards for performance units covering the 2008-2010 performance cycle granted to each named executive officer in 2008 under the Long-Term Incentive Plan. Payment of awards is subject to the attainment of return on invested capital and cumulative earnings per share targets over the 2008-2010 performance cycle. Each measure is weighted equally. For any payment to be earned, the actual performance during the performance cycle must exceed the threshold performance levels for both return on invested capital and cumulative earnings per share. If the threshold performance level for either measure is not attained, then no payment will occur. If an award is payable, the minimum award is 50% of target and the maximum award is 150% of target. Payments may be made in cash or shares of Common Stock, as determined by the Compensation Committee.

(2)	The “SEMPP” amounts shown indicate threshold, target and maximum awards under the Senior Executive Management Performance Plan for 2008. The Senior Executive Management Plan is a shareholder-approved plan in which all the named executive officers participated in 2008. The performance metrics for 2008 were corporate EBIT/BIC and working capital as a percentage of sales. A minimum level of performance for each measure is established each year, below which no annual performance awards are earned. Awards paid to individual executives are based on the actual financial results in relation to the target goals under the plan. In addition, the Compensation Committee retains the discretion to adjust downward any awards determined by the formula as the Compensation

Committee deems appropriate. Actual awards granted under the Senior Executive Management Performance Plan for 2008 are reflected in the Summary Compensation Table.

(3)	The “Restr Shrs” amounts shown reflect restricted shares granted in 2008, which required that the Company achieve a management objective established by the Compensation Committee at the time of the grant, or the grant is cancelled. There are no threshold or maximum amounts. The management objective for 2008 was the achievement of EBIT/BIC of 8% and this was achieved. Because the management objective was achieved in 2008, the performance-based restricted shares will vest over a total of four years in 25% increments on the anniversary date of the grant. Dividends are paid on all restricted shares at the same rate as shares of Common Stock generally.

(4)	The “NQSOs” amounts shown reflect nonqualified stock options granted in 2008. All options granted to the named executive officers in the last fiscal year were granted on February 4, 2008. All options were granted pursuant to the Long-Term Incentive Plan with an exercise price equal to the fair market value (as defined in the plan) on the date of grant, have a ten year term and will become exercisable over four years in 25% increments on the anniversary date of the grant. The agreements pertaining to these options provide that such options will become exercisable in full and will vest in the event of normal retirement, early retirement with the Company’s consent, death or disability of the option holder or a change in control of the Company, in each case as defined in such agreements.

(5)	The “DDE” amounts shown reflect deferred dividend equivalents earned in 2008, which are subject to forfeiture until four years after the date they are earned.

(6)	The amounts shown reflect the fair market value of restricted shares, options and deferred dividend equivalents granted in 2008. The fair market value of restricted shares and deferred dividend equivalents is the opening price of Common Stock on the date of grant multiplied by the number of full shares granted. The fair market value of options is determined using the Black-Scholes model.

The amounts shown represent the full value of the restricted shares and the options calculated in accordance with FAS 123R. The actual amount, if any, realized upon the exercise of options will depend upon the market price of Common Stock relative to the exercise price of the option at the time of exercise. The actual amount realized upon vesting of restricted shares will depend upon the market price of Common Stock at the time of vesting. There is no assurance that the hypothetical full values of the awards reflected in this table will actually be realized.

(7)	For Mrs. Dedo, the grants shown for performance units, restricted shares and nonqualified stock options were adjusted on April 30, 2008, due to her involuntary termination, as provided in the Severance Agreement, as follows:
•	The adjusted threshold, target and maximum awards for performance units covering the 2008-2010 performance cycle were pro-rated by her active service during the cycle (4 months out of 36) to $14,000, $28,000 and $42,000, respectively,

•	800 restricted shares vested of the 3,200 shares granted and the remaining 2,400 shares cancelled and

•	3,850 options vested of the 15,400 options granted and the remaining 11,550 options cancelled.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR- END
     The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards outstanding for each named executive officer as of December 31, 2008.

	Option Awards (1)						Stock Awards (2)
				Equity
				Incentive
				Plan Awards:
		Number of	Number of	Number of			Number of
		Securities	Securities	Securities			Shares or	Market Value
		Underlying	Underlying	Underlying	Option		Units of	of Shares or
		Unexercised	Unexercised	Unexercised	Exercise	Option	Stock that	Units of Stock
		Options	Options	Unearned	Price	Expiration	Have Not	that Have Not
Name	Grant Date	Exercisable	Unexercisable	Options	($/share)	Date	Vested	Vested
James W. Griffith	11/05/1999			30,000	$18.38	11/05/2009	72,093	$1,415,186
	04/16/2002	50,000			$25.40	04/16/2012
	04/20/2004	134,000			$24.14	04/20/2014
	01/31/2005	100,500	33,500		$25.21	01/31/2015
	02/06/2006	67,000	67,000		$30.93	02/06/2016
	02/05/2007	33,500	100,500		$29.23	02/05/2017
	02/04/2008		161,000		$30.70	02/04/2018

Ward J. Timken, Jr.	04/18/2000	9,000			$15.88	04/18/2010	55,880	$1,096,924
	04/17/2001	10,000			$15.02	04/17/2011
	04/16/2002	10,000			$25.40	04/16/2012
	04/15/2003	35,000			$17.56	04/15/2013
	04/20/2004	24,000			$24.14	04/20/2014
	01/31/2005	20,250	6,750		$25.21	01/31/2015
	02/06/2006	57,000	57,000		$30.93	02/06/2016
	02/05/2007	28,500	85,500		$29.23	02/05/2017
	02/04/2008		127,000		$30.70	02/04/2018

Glenn A. Eisenberg	01/31/2005		8,750		$25.21	01/31/2015	25,064	$492,006
	02/06/2006		17,500		$30.93	02/06/2016
	02/05/2007		26,250		$29.23	02/05/2017
	02/04/2008		41,700		$30.70	02/04/2018

Michael C. Arnold	04/15/2003	10,000			$17.56	04/15/2013	49,720	$976,004
	04/20/2004	15,000			$24.14	04/20/2014
	01/31/2005	22,500	7,500		$25.21	01/31/2015
	02/06/2006	15,000	15,000		$30.93	02/06/2016
	02/05/2007	8,750	26,250		$29.23	02/05/2017
	02/04/2008		41,700		$30.70	02/04/2018

Salvatore J. Miraglia, Jr.	01/31/2005		4,000		$25.21	01/31/2015	20,766	$407,637
	02/06/2006		15,000		$30.93	02/06/2016
	02/05/2007		22,500		$29.23	02/05/2017
	02/04/2008		36,500		$30.70	02/04/2018

Jacqueline A. Dedo	03/01/2004	65,000			$21.99	04/30/2011
	01/31/2005	30,000			$25.21	04/30/2011
	02/06/2006	22,500			$30.93	04/30/2011
	02/05/2007	15,000			$29.23	04/30/2011
	02/04/2008	3,850			$30.70	04/30/2011

(1)	All option awards shown are nonqualified stock options that vest 25% per year over the four year period from the date of grant, with the exception of Mr. Griffith’s November 1999 grant of 30,000 options that will vest upon Common Stock reaching $53.00 per share.

(2)	Aggregate stock awards shown include restricted shares and deferred dividend equivalents that have time-based vesting. Restricted shares granted in 2008 were subject to a performance objective in order to vest over time. Because the objective was met in 2008 these restricted shares will vest over time. Restricted shares vest 25% per year over the four year period from the date of grant, with the exception of 25,000 deferred shares granted in 2006 to Mr. Arnold that will vest in full on the fourth anniversary of the date of grant. Deferred dividend equivalents are subject to forfeiture until four years after the date they are earned. The market value of all shares shown in this column was determined based upon the closing price of Common Stock on December 31, 2008 ($19.63).
OPTION EXERCISES AND STOCK VESTED
     The following table sets forth information with respect to the exercise of stock options and vesting of stock-based awards during 2008 by the named executive officers.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized on	Shares	Realized on
	Acquired on	Exercise	Acquired on	Vesting
Name	Exercise	(1)	Vesting	(2)
James W. Griffith	89,500	$1,758,093	30,000	$923,625
Ward J. Timken, Jr.	8,500	$151,364	17,750	$542,463
Glenn A. Eisenberg	43,750	$328,650	12,000	$369,450
Michael C. Arnold	0	$0	10,500	$323,055
Salvatore J. Miraglia, Jr.	30,500	$236,785	7,500	$229,913
Jacqueline A. Dedo (3)	0	$0	15,800	$528,645

(1)	The value realized on the exercise of options is the difference between the exercise price and the fair market value of Common Stock on the date of exercise. Fair market value is determined by a real-time trading quote from the New York Stock Exchange at the time of exercise.

(2)	The value shown in the table for stock awards is the number of shares multiplied by the fair market value of Common Stock on the date of vesting. Fair market value is determined by the average of the high and low price of a share of Common Stock on the date of vesting.

(3)	The number of shares acquired on vesting and value realized on vesting for Mrs. Dedo in 2008 include 8,300 restricted shares (out of a total of 18,200 unvested restricted shares) for which vesting was accelerated at the time of her involuntary termination, since these shares would have otherwise vested during her severance period. Similarly, Mrs. Dedo had 26,350 options (out of a total of 60,400 unvested options) for which vesting was accelerated. As provided in the Severance Agreement, she has three years from the date of her involuntary termination to exercise vested options.

PENSION BENEFITS
Qualified Plan
     During 2003, the Company moved from a defined benefit retirement program (the “Qualified Plan”) to a core defined contribution retirement income program for all new salaried employees hired on or after January 1, 2004, as well as for current salaried employees whose age plus years of service with the Company equaled less than 50 as of December 31, 2003. Salaried employees whose age plus years of service equaled or exceeded 50 as of December 31, 2003 participate in a defined benefit plan with a formula of 0.75% per year of service times average earnings, including base salary and cash annual incentive compensation, for the highest five non-consecutive years of the ten years preceding retirement (“Final Average Earnings”). For all employees in a defined benefit plan as of December 31, 2003, the formula in effect at the time of service, using Final Average Earnings at retirement, would be applied to such service.
     The benefit is generally payable beginning at age 65 for the lifetime of the employee, with alternative forms of payment available with actuarial adjustments. Participants may retire early from the Qualified Plan if they meet any of the following eligibility requirements:
•	Age 62 and 15 years of service;

•	Age 60 and 25 years of service; or

•	Any age and 30 years of service
In addition, participants age 55 with at least 15 years of service may retire and receive the portion of their Qualified Plan benefit attributable to service earned after 2003. As of December 31, 2008, Mr. Miraglia was the only named executive officer who was eligible for early retirement.
     Benefits for service after December 31, 1991 are reduced for early commencement at a rate of three percent per year before age 60 for the portion of the benefit attributable to service earned between 1992 and 2003, and four percent per year before age 62 for the portion of the benefit attributable to service earned after 2003.
Supplemental Pension Plan
     Consistent with the retirement income program changes the Company implemented for its salaried employees generally, the Company also reviewed and modified its Supplemental Executive Retirement Program for Executive Officers (“SERP”), effective January 1, 2004. Supplemental retirement income benefits under the SERP will be calculated using a target benefit of 60% of Final Average Earnings, offset by any defined benefit plan payments provided by the Company and the aggregate earnings opportunity provided by any Company contributions under the core defined contribution program, the SIP Plan and the Post-Tax Savings Plan. To receive 100% of the supplemental benefit, the officer must have at least 10 years of Company service. Benefits will be prorated for Company service of less than 10 years. The supplemental benefit will vest after five years of service as an officer of the Company, with normal retirement being considered as of age 62. Early retirement at age 55 with at least 15 years of Company service will be available, but if benefits are commenced early, they will be reduced by four percent per year for each year of early commencement prior to age 62.

PENSION BENEFITS
     The following table sets forth the number of years of credited service and actuarial value of the defined benefit pension plans for the named executive officers as of December 31, 2008. The “Present Value of Accumulated Benefit” shown below is the present value as of December 31, 2008 of the pension benefits earned as of such date that would be payable under that plan for the life of the executive, beginning at age 62. Age 62 is the earliest age an unreduced benefit is payable from the plans. The assumptions used to determine the present value include a 6.3% discount rate and mortality according to the RP-2000 Mortality Table for males and females. Benefits were determined assuming no probability of termination, retirement, death, or disability before age 62. For 2008, the Internal Revenue Code pay limit was $230,000 and the maximum benefit was $185,000.

		Number of
		Years of
		Credited	Present Value of
Name	Plan	Service	Accumulated Benefit
James W. Griffith	Supplemental Plan	24.5	$5,587,000	(1)
	Qualified Plan	24.5	$393,000
Ward J. Timken, Jr.	Supplemental Plan	16.6	$1,150,000
	Qualified Plan	11.6	$79,000	(2)
Glenn A. Eisenberg	Supplemental Plan	7.0	$1,111,000
	Qualified Plan	2.0	$20,000	(2)
Michael C. Arnold	Supplemental Plan	29.6	$1,742,000
	Qualified Plan	29.6	$414,000
Salvatore J. Miraglia, Jr.	Supplemental Plan	36.5	$2,463,000	(1)
	Qualified Plan	36.5	$809,000
Jacqueline A. Dedo	Supplemental Plan	4.1	$0	(3)
	Qualified Plan	0.0	$0

(1)	Due to their length of service as officers of the Company, Mr. Griffith and Mr. Miraglia were grandfathered in a prior SERP formula for service before 2004. The following formula applies to each of them: (1) 1.75% of Final Average Earnings, reduced by 1.25% of the Social Security benefit, times years of service prior to January 1, 2004, the result increased by 5%; plus (2) the benefit under the formula discussed in the Supplemental Pension Plan section above, times the ratio of service after December 31, 2003 to total service.

(2)	Because neither Mr. Eisenberg nor Mr. Timken had a combination of age and service with the Company that equaled or exceeded 50 as of December 31, 2003, they do not accumulate any service under the Qualified Plan after December 31, 2003.

(3)	No pension benefit value remains for Mrs. Dedo, as she was not vested as of the time of her involuntary termination.

NONQUALIFIED DEFERRED COMPENSATION
     The table below sets forth information regarding contributions, earnings and withdrawals during 2008 and the account balances as of December 31, 2008 for the named executive officers who at any time during the year had any balance under the Deferred Compensation Plan.

		Aggregate
	Executive	Earnings in	Aggregate	Aggregate Balance at
	Contributions in	2008	Withdrawals/	December 31, 2008
Name	2008	(1)	Distributions	(2)
James W. Griffith	$0	$ (145,832)	$0	$577,453
Glenn A. Eisenberg	$0	$20,672	$629,611	$108,275
Salvatore J. Miraglia, Jr.	$0	$ (70,408)	$0	$331,827
Jaqueline A. Dedo	$0	$960	$20,029	$1,146

(1)	This column includes interest earned from cash deferrals, dividend equivalents earned from restricted share deferrals, interest earned on those dividend equivalents and appreciation or depreciation in value for restricted share deferrals. The earnings during this year and previous years were not above market or preferential, therefore these amounts were not included in the Summary Compensation Table.

(2)	Amounts included in the aggregate balances that previously were reported as compensation to the named executive officers in the Company’s Summary Compensation Table for previous years (or would have been had they been identified as named executive officers) are as follows: Mr. Griffith - $524,000; Mr. Eisenberg - $108,275; Mr. Miraglia - $267,000; and Mrs. Dedo - $1,146.
     The Company maintains a Deferred Compensation Plan that allows certain employees, including the named executive officers, to defer receipt of all or a portion of their salary, employee contributions and company match that would otherwise be directed to the Post-Tax Savings Plan and/or incentive compensation payable in cash or shares of Common Stock until a future time they have specified. Cash deferrals earn interest quarterly at a rate equal to the prime rate plus one percent. Restricted share deferrals, which were previously allowed under the plan, earn dividend equivalents (cash equivalent to the value of dividends that would be paid on restricted shares) and interest on those dividend equivalents at the aforementioned rate. The Deferred Compensation Plan is not funded by the Company and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, they will be distributed from the Company’s general assets. In the event of a change in control in the Company, as defined in the plan, participants are entitled to receive deferred amounts immediately.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
     The Company has entered into Severance Agreements with each of the named executive officers that provide for compensation in the event of termination of employment under certain circumstances. In addition, the named executive officers are entitled to post-termination payments or benefits under agreements entered into under the Long-Term Incentive Plan and under the Company’s retirement and benefit plans under certain circumstances. The following circumstances would trigger post-termination payments to the named executive officers: change in control followed by certain events described below, involuntary termination without cause, permanent disability and death. All scenarios are assumed to have a December 31, 2008 effective date, except for Mrs. Dedo’s scenario, in which her actual separation date of April 30, 2008 is used.
Change In Control
     Under the Severance Agreements with the named executive officers, when certain events occur, such as a reduction in the officer’s responsibilities or termination of the officer’s employment following a change in control of the Company (as defined in the Severance Agreements), the officer will be entitled to receive payment in an amount, grossed up for any excise taxes payable by the individual, equal to a multiple of 3.0 times the officer’s annual base salary and target annual incentive compensation, plus a lump sum amount representing the SERP benefit.

     The lump sum amount is determined by calculating the benefit under the Qualified Plan and the SERP assuming the officer continued to earn service for three additional years with annual earnings during those three years equal to the compensation described above. The lump sum amount is reduced by the lump sum equivalent of the benefit payable from the Qualified Plan. This lump sum is determined based on mortality table and interest rate promulgated by the IRS under Section 417(e)(3) of the Internal Revenue Code.
     The officer would also receive certain benefits based on contributions that would have been made to the SIP Plan and the Post-Tax Savings Plan during the three year period. Any unvested equity-based grants would vest and become nonforfeitable. The officer has five years to exercise all stock options. In the event of a change in control, the amounts payable under the Severance Agreements become secured by a trust arrangement.
Voluntary Termination
     The Company pays no severance, benefits or perquisites in the case of a voluntary termination.
Involuntary Termination With Cause
     The Company provides no severance, benefits, perquisites or vesting of any equity-based grants in the case where an officer is terminated by the Company with cause. As provided in the Severance Agreements, termination with cause can occur only in the event that the officer has done any of the following: an intentional act of fraud, embezzlement or theft in connection with his duties with the Company; intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or intentional wrongful engagement in any Competitive Activity (as defined in the Severance Agreements) which would constitute a material breach of the officer’s duty of loyalty to the Company.
     If the Company terminates an officer’s employment for cause, no benefit is payable from any of the nonqualified pension plans.
Involuntary Termination Without Cause
     In the case of an involuntary termination without cause, each named executive officer is entitled to severance equal to 1.5 times the officer’s base salary and target annual incentive compensation, except the Chairman and the Chief Executive Officer, who are entitled to severance of 2.0 times base salary and target annual incentive compensation. In consideration for providing severance benefits, the Company receives confidentiality and non-compete covenants from the named executive officers, as well as a release of liability for all claims against the Company.
     The values shown on the table below for the retirement benefits are payable in the same form and manner as discussed in the narrative following the Pension Plan table. For purposes of involuntary termination without cause, the benefit is determined and payable as described in the Pension Benefits discussion on pages 34 and 35, but with two additional years of service credit.
Death or Permanent Disability
     “Permanent Disability” occurs if a named executive officer qualifies for permanent disability benefits under a disability plan or program of the Company or, in the absence of a disability plan or program of the Company, under a government-sponsored disability program.
     Benefits for officers who die while actively employed are payable to the surviving spouse from the defined benefit pension plans at the officer’s normal retirement date (or on a reduced basis at an early retirement date) if the officer had at least 5 years of service. The benefit is equal to 50% of the benefit payable if the officer had terminated employment on the date of his death, survived to the payment date (as elected by spouse), elected the 50% joint and survivor form of payment and died the next day. If the executive has at least 15 years of service at time of death, the benefit is equal to 50% of the accrued benefit at time of death payable immediately, but with any applicable early commencement reduction.

     All equity-based LTIP grants immediately vest in the even of death or permanent disability. In the case of disability, the employee has up to five years to exercise stock options. There is a one year expiration period in the case of death for the survivor to exercise stock options.
Termination Scenarios

	Mr. Griffith					Mr. Timken
		With	Death &	Without	Change in		With	Death &	Without	Change in
	Voluntary	Cause	Disability	Cause	Control	Voluntary	Cause	Disability	Cause	Control
Cash Severance (1)	$0	$0	$0	$4,100,016	$6,150,024	$0	$0	$0	$3,240,000	$4,860,000
Cash LTIP Award (2)	$0	$0	$962,667	$962,667	$962,667	$0	$0	$760,000	$760,000	$760,000
Equity (3)	$0	$0	$1,415,186	$1,031,419	$1,415,186	$0	$0	$1,096,924	$775,719	$1,096,924
Retirement Benefits (4)	$0	$0	$0	$398,000	$4,723,000	$0	$0	$0	$0	$2,516,000
Other Benefits (5)	$0	$0	$1,600,000	$20,000	$30,000	$0	$0	$600,000	$20,000	$30,000
Excise Tax Gross Up (6)					$5,496,133					$4,440,209
Total	$0	$0	$3,977,852	$6,512,102	$18,777,010	$0	$0	$2,456,924	$4,795,719	$13,703,134

	Mr. Eisenberg					Mr. Arnold
		With	Death &	Without	Change in		With	Death &	Without	Change in
	Voluntary	Cause	Disability	Cause	Control	Voluntary	Cause	Disability	Cause	Control
Cash Severance (1)	$0	$0	$0	$1,504,510	$3,009,020	$0	$0	$0	$1,504,510	$3,009,020
Cash LTIP Award (2)	$0	$0	$464,000	$464,000	$464,000	$0	$0	$381,333	$381,333	$381,333
Equity (3)	$0	$0	$492,006	$365,216	$492,006	$0	$0	$485,254	$353,654	$485,254
Retirement Benefits (4)	$0	$0	$0	$476,000	$2,409,000	$0	$0	$0	$0	$1,845,000
Other Benefits (5)	$0	$0	$1,000,000	$15,000	$30,000	$0	$0	$750,000	$15,000	$30,000
Excise Tax Gross Up (6)					$2,663,619					$2,562,277
Total	$0	$0	$1,956,006	$2,824,726	$9,067,645	$0	$0	$1,616,587	$2,254,498	$8,312,884

	Mr. Miraglia					Mrs. Dedo (7)
		With	Death &	Without	Change in		With	Death &	Without	Change in
	Voluntary	Cause	Disability	Cause	Control	Voluntary	Cause	Disability	Cause	Control
Cash Severance (1)	$0	$0	$0	$1,096,520	$2,193,041				$1,008,000
Cash LTIP Award (2)	$0	$0	$278,833	$278,833	$278,833				$280,000
Equity (3)	$0	$0	$407,637	$293,881	$407,637				$494,128
Retirement Benefits (4)	$0	$0	$0	$109,000	$1,721,000				$0
Other Benefits (5)	$0	$0	$680,000	$15,000	$30,000				$15,000
Excise Tax Gross Up (6)					$2,095,366
Total	$0	$0	$1,366,470	$1,793,234	$6,725,877				$1,797,128

(1)	“Cash Severance” amounts are defined by multiples of annual pay stated in the Severance Agreements entered into by the Company and each named executive officer.

(2)	“Cash LTIP Award” includes values granted under Performance Unit Agreements to each named executive officer. The Severance Agreements require prorated payouts for current cycles. The cycles included in the above table are the 2007-2009 and 2008-2010 performance cycles.

(3)	“Equity” includes restricted shares, deferred shares, and stock option grants. Equity-based grants immediately vest in the event of a change in control (as defined in the Severance Agreements) followed by certain events previously described or at the time of death or permanent disability. Equity-based grants vest through the period of time represented by the cash severance multiple in the case of an involuntary termination. All full share awards are valued at the closing price of Common Stock on December 31, 2008 which was $19.63. All stock options are valued based on the difference between the above closing stock price and the exercise price (or zero if the difference is negative), times the number of unvested shares that would accelerate, as defined in the Severance Agreements.

(4)	“Retirement Benefits” represents the value of benefits payable from the qualified and supplemental plans. The value shown under the change in control scenario is the lump sum present value of benefits earned under the qualified and supplemental plans assuming an additional 3 years of service.

(5)	“Other Benefits” is continuation of health and welfare benefits through the severance period, with an estimated value of $10,000 per year. Additionally, the Company entered into Death Benefit Agreements with the named executive officers who were executive officers in October 2003. The amounts shown under “Death and Disability” represent the value of the death benefit payable under these agreements, which was two times the officer’s base salary in effect as of December 31, 2003.

(6)	“Excise Tax Gross Up” represents the amount that the Company would pay to cover the excise tax of 20% above normal withholdings that would be imposed if a payment to an executive is over a calculated threshold as defined by the Internal Revenue Code. The Severance Agreements provide for a “gross-up” payment that ensures that after the executive pays all taxes, his net benefit includes the money he would have lost as a result of the excise tax.

(7)	Since an involuntary termination without cause actually occurred for Mrs. Dedo in 2008, the information shown for Mrs. Dedo reflects only this scenario and is based on her termination date (April 30, 2008).
EQUITY COMPENSATION PLAN INFORMATION
     The table below sets forth information as of December 31, 2008, regarding the Long-Term Incentive Plan. Under the Long-Term Incentive Plan, the Company has made equity compensation available to Directors, officers, and other employees of the Company. The Long-Term Incentive Plan has been approved by shareholders.

			Number of securities
			remaining available for
			future issuance under
		Weighted-average	equity compensation
	Number of securities to be issued	exercise price of	plans (excluding
	upon exercise of outstanding	outstanding options,	securities reflected in
	options, warrants and rights	warrants and rights	column (a))
Plan Category	(a)(1)	(b)(2)	(c)(3)
Equity compensation plans approved by security holders (4)	4,545,429	$26.97	6,882,185

Equity compensation plans not approved by security holders	0	$0.00	0

Total:	4,545,429	$26.97	6,882,185

(1)	The amount shown in column (a) includes nonqualified stock options, deferred shares, and deferred dividend equivalents, but does not include restricted shares or performance units.

(2)	The weighted average exercise price in column (b) includes nonqualified stock options only.

(3)	The amount shown in column (c) represents shares of Common Stock remaining available under the Long-Term Incentive Plan, which authorizes the Compensation Committee to make awards of option rights, appreciation rights, restricted shares, deferred shares, and performance units. Awards may be credited with dividend equivalents payable in the form of shares of Common Stock. In addition, under the Long-Term Incentive Plan, Nonemployee Directors are entitled to awards of restricted shares, Common Stock and option rights pursuant to a formula set forth in the Long-Term Incentive Plan. In 2008, the Long-Term Incentive Plan was amended to increase the number of shares of Common Stock that may be issued to an aggregate of 23,200,000. The plan previously limited the number of restricted shares and deferred shares that could be issued to 15% of the total number of shares of Common Stock authorized under the plan. The Amended Plan removed this limit, but replaced it with a new method of counting the number of shares of Common Stock available for future grants. Under the new counting method, for any award that is not an option right or a stock appreciation right, 2.55 shares of Common Stock are subtracted from the maximum number of shares of Common Stock available under the plan for every share of Common Stock issued under the award. For awards of option rights and stock appreciation rights, however, only one share of Common Stock is subtracted from the maximum number of shares of Common Stock available under the plan for every share of Common Stock granted.

(4)	The Company also maintains the Director Deferred Compensation Plan and the 1996 Deferred Compensation Plan pursuant to which Directors and employees, respectively, may defer receipt of shares of Common Stock authorized for issuance under the Long-Term Incentive Plan. The table does not include separate information about these plans because they merely provide for the deferral, rather than the issuance, of shares of Common Stock.
ITEM NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
     The Audit Committee of the Board of Directors has selected Ernst & Young LLP, an independent registered public accounting firm, to perform the audit of our financial statements and our internal controls over financial reporting for the 2009 calendar year. Ernst & Young has acted as the Company’s independent accounting firm for many years.
     The selection of Ernst & Young LLP as the Company’s independent auditors is not required to be submitted to a vote of our shareholders for ratification. However, the Board of Directors believes that obtaining shareholder ratification is a sound governance practice. If our shareholders fail to vote on an advisory basis in favor of the selection of Ernst & Young, the Audit Committee will reconsider whether to retain Ernst & Young, and may retain that firm or another firm without re-submitting the matter to our shareholders. Even if the shareholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s best interests.
     A favorable vote of a majority of the votes cast on this matter is necessary to ratify the appointment of Ernst & Young LLP. Abstentions and broker non-votes will not be counted for determining whether this matter is approved.
     Representatives of Ernst &Young are expected to be present at the Annual Meeting of Shareholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS FOR THE YEAR 2009.

AUDITORS
     Set forth below are the aggregate fees billed by Ernst & Young for professional services rendered to the Company in 2008 and 2007.

	2008	2007
Audit fees:
Consolidated financial statements	$1,981,600	$2,139,400
Sarbanes Oxley — Section 404 attestation	1,150,000	1,245,000
Statutory audits	1,276,900	1,034,700
Regulatory filings (SEC)	9,500	5,000
Accounting consultations	327,800	266,600

	4,745,800	4,690,700
Audit-related fees:
Employee benefit plan audits	258,000	246,800
International statutory filings	2,400	110,700
Due diligence related to acquisitions	0	254,200

	260,400	611,700
Tax fees:
Tax compliance	211,800	423,800
Tax advisory	230,000	113,000

	441,800	536,800

	$5,448,000	$5,839,200

     The Audit Committee has adopted policies and procedures requiring pre-approval of all audit and non-audit services provided by the independent auditor. Other than audit and non-audit services pre-approved in connection with the annual engagement of the independent auditor, all services to be provided by the independent auditor must be pre-approved by the Audit Committee. Requests for pre-approval must contain sufficient detail to ensure the Audit Committee knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the auditor’s independence. Additionally, the Audit Committee has pre-approved the provision of a limited number of specific services that do not require further action by the Audit Committee. The Audit Committee has delegated its pre-approval authority to one of its members who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting. All of the services described above under “Audit-related fees” and “Tax fees” were approved by the Audit Committee in accordance with its pre-approval policies and procedures.
ITEM NO. 3
SHAREHOLDER PROPOSAL
     The New England Carpenters Pension Fund (the “Fund”), 350 Fordham Road, Wilmington, Massachusetts, 01887 has notified the Company of its intention to offer the following proposal for consideration of the shareholders at the Annual Meeting of Shareholders. The Fund holds 3,400 shares of Common Stock of the Company.
Submitted by Mark Erlich, Fund Chairman, Carpenters Benefit Funds, on behalf of the New England Carpenters Pension Fund
     Resolved: That the shareholders of Timken Company (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

     Supporting Statement: In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.
     In response to strong shareholder support for a majority vote standard, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett Packard, Morgan Stanley, Home Depot, Gannett, Marathon Oil, and Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, our Company and its board had not taken either action.
     We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to initiate the process to establish a majority vote standard in the Company’s governance documents.
THE BOARD OF DIRECTORS’ RESPONSE TO THE SHAREHOLDER PROPOSAL
     The Nominating and Corporate Governance Committee, which is composed entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues affecting the Company, including its standards for the election of the Company’s directors. For the reasons set forth below and based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to maintain its current plurality voting standard in the election of directors.
     The Timken Company is incorporated under the laws of the State of Ohio, and its shareholders currently elect its directors by plurality voting. Plurality voting is the default standard under Ohio law and has long been the accepted standard among most public companies. Consequently, the rules governing plurality voting are well established and understood.
     The Board of Directors has, however, been monitoring recent developments with respect to majority voting in the election of directors, and, as described on page 4 of this Proxy Statement, in February 2009, the Board of Directors adopted a Majority Voting Policy that addresses the concerns presented in the proposal. The Majority Voting Policy, which is set forth in the Company’s Board of Directors’ General Policies and Procedures (http://www.timken.com/en-us/investors/Documents/General%20Policies-Procedures forBoard2009.pdf) provides that in an uncontested election of directors, any director nominee who receives a greater number of “withheld” votes than votes “for” election will submit his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will then consider each tendered resignation and recommend to the Board of Directors whether to accept or reject it. The Nominating and Corporate Governance Committee in making its recommendation, and the Board of Directors in making its decision, may consider any facts or other information that it considers appropriate, including the reasons (if any) given by shareholders as to why they withheld their votes, the qualifications of the director and the director’s contributions to the Board of Directors and the Company. The Board of Directors will act on each tendered resignation within 90 days following the certification of the election results and will promptly disclose its decision whether to accept or reject each resignation and, if rejected, the reasons for rejecting a tendered resignation.
     We believe that the recently adopted Majority Voting Policy provides shareholders a meaningful and significant role in the election of directors, while preserving the Board’s ability to exercise its independent judgment on a case-by-case basis. Shareholders at other S&P 500 companies including Caterpillar Inc., Kellogg Co., and The Sherwin-Williams Company, have consistently rejected similar shareholder proposals and those companies follow a policy similar to our Majority Voting Policy.
     Further, the adoption of the proposal is unwarranted in the case of The Timken Company, because our shareholders have an excellent history of electing strong and independent directors by plurality voting. In the past five years, the average affirmative vote for directors has been approximately 94% of the shares voted through the plurality voting process. As a result, the Board believes adopting the voting requirement that has been proposed would not have affected, and in the future is not likely to affect the outcome of the Company’s director elections. Moreover, for many years, well over 90% of the shares outstanding have been voted in the election of directors, making the argument that directors might be elected by one vote highly unrealistic. In addition, our Board Policies and Procedures provide high standards and thoughtful procedures for the selection of nominees. The nomination and election process has been instrumental in the construction of a Board of Directors that is comprised of highly qualified individuals from diverse backgrounds. Since our shareholders have a strong history of electing highly qualified and independent directors and because of the Company’s rigorous director nomination and election process, a change in the director election process is not necessary to improve the Company’s performance or the Company’s corporate governance.
     We are committed to strong corporate governance. We will continue to monitor the majority vote issue and may take additional steps in the future consistent with our commitment to act in the best interests of our shareholders. We believe that our shareholders already have a meaningful and significant role in the election of directors, and for the reasons presented above, we do not believe that the shareholder proposal is in the best interests of the Company or its shareholders.
     A favorable vote of a majority of the votes cast on the shareholder proposal is necessary for approval of the shareholder proposal. Abstentions and broker non-votes will not be counted for determining whether the shareholder proposal is approved
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Executive Officers and Directors, and persons who own more than 10% of the Common Stock of the Company, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange, and to provide the Company with copies of such reports. The Company is required to disclose any failure by any of the above-mentioned persons to file timely Section 16 reports.
     Based solely upon its review of the copies of such reports furnished to the Company, or written representations that no forms were required to be filed, the Company is not aware of any instances of noncompliance, or late compliance, with such filings during the year ended December 31, 2008, by its Executive Officers, Directors, or 10% shareholders.
SUBMISSION OF SHAREHOLDER PROPOSALS
     The Company must receive by November 26, 2009, any proposal of a shareholder intended to be presented at the 2010 Annual Meeting of Shareholders and to be included in the Company’s proxy materials related to the 2010 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. Such proposals should be submitted by certified mail, return receipt requested. Proposals of shareholders submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 in connection with the 2010 Annual Meeting (“Non-Rule 14a-8 Proposals”) must be received by the Company by February 11, 2010, or such proposals will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934. The Company’s proxy related to the 2010 Annual Meeting of Shareholders will give discretionary authority to the proxy holders to vote with respect to all Non-Rule 14a-8 Proposals received by the Company after February 11, 2010.
SHAREHOLDER COMMUNICATIONS
     Shareholders or interested parties may send communications to the Board of Directors, any standing committee of the Board, or to any Director, in writing c/o The Timken Company, 1835 Dueber Avenue, S.W., P.O. Box 6932, Canton, Ohio 44706-0932. Shareholders or interested parties may also submit questions, concerns or reports of misconduct through the Timken Helpline at 1-800-846-5363 and may remain anonymous. Communications received may be reviewed by the office of the General Counsel to ensure appropriate and careful review of the matter.
GENERAL
     On the record date of February 20, 2009, there were 96,799,688 outstanding shares of Common Stock, each entitled to one vote upon all matters presented to the meeting. The presence in person or by proxy of not less than fifty percent of such shares shall constitute a quorum for purposes of the Annual Meeting of Shareholders.
     The enclosed proxy is solicited by the Board of Directors, and the entire cost of solicitation will be paid by the Company. In addition to solicitation by mail, officers and other employees of the Company, without extra remuneration, may solicit the return of proxies by telephone, telegraph, facsimile, personal contact or other means of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their expenses. The Company has retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee not to exceed $9,500 plus reasonable out-of-pocket expenses.
     Shares represented by properly executed proxies will be voted at the meeting in accordance with the shareholders’ instructions. In the absence of specific instructions, the shares will be voted FOR the election of Directors as indicated under Item No. 1, FOR the management proposal indicated under Item No. 2, and AGAINST the shareholder proposal indicated under Item No. 3, and, as to any other business as may be properly brought before the Annual Meeting of Shareholders and any adjournments or postponements thereof, in the discretion of the proxy holders.
     You may, without affecting any vote previously taken, revoke your proxy at any time before the Annual Meeting of Shareholders by a later dated proxy received by the Company, or by giving notice to the Company either in writing or at the meeting.
     National City Bank (“National City”) will be responsible for tabulating the results of shareholder voting. National City will submit a total vote only, keeping all individual votes confidential. Representatives of National City will serve as inspectors of election for the Annual Meeting of Shareholders. Under Ohio law and the Company’s Amended Articles of Incorporation and Amended Regulations, properly executed proxies marked “abstain” will be counted for purposes of determining whether a quorum has been achieved at the Annual Meeting of Shareholders, but proxies representing shares held in “street name” by brokers that are not voted with respect to any proposal will not be counted for quorum purposes.
Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on May 12, 2009.
     This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our 2008 Annual Report, are available free of charge on the Investors’ section of our website www.timken.com.
     After April 1, 2009, the Company will furnish to each shareholder, upon written request and without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including financial statements and schedules thereto, filed with the Securities and Exchange Commission. Requests should be addressed to Scott A. Scherff, Corporate Secretary and Assistant General Counsel, The Timken Company, 1835 Dueber Avenue, S.W. – GNE-01, Canton, Ohio 44706-2798.

APPENDIX A
NEW YORK STOCK EXCHANGE
INDEPENDENCE STANDARDS
1.	No director qualifies as “independent” unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).

2.	In addition, a director is not independent if:
(i)	The director is, or has been within the last three years, an employee of the listed company, or an immediate family member is, or has been within the last three years, an executive officer, of the listed company.

(ii)	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the listed company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

(iii)	(A) The director is a current partner or employee of a firm that is the company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the listed company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the listed company’s audit within that time.

(iv)	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the listed company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the listed company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

A-1

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509	Vote by Telephone Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535800, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a Touch-Tone phone: 1-888-693-8683	Vote by Internet Access the Website and Cast your vote: www.cesvote.com	Vote by Mail Return your proxy card in the Postage-Paid envelope provided

Vote 24 hours a day, 7 days a week!
If you vote by telephone or Internet, please do not send your proxy by mail.
   è
Proxy must be signed and dated below.
ê     Please fold and detach card at perforation before mailing.     ê

The Timken Company	PROXY / VOTING INSTRUCTION CARD
The undersigned appoints W. J. Timken, Jr.; James W. Griffith; and Scott A. Scherff; and each of them, as true and lawful proxies, with full power of substitution, to vote and act for the undersigned as specified on the reverse hereof at the Annual Meeting of Shareholders of THE TIMKEN COMPANY to be held at 1835 Dueber Avenue, S.W., Canton, Ohio, on May 12, 2009 at 10:00 a.m., and at any adjournment thereof, as fully as the undersigned could vote and act if personally present on the matters set forth on the reverse hereof, and, in their discretion on such other matters as may properly come before the meeting, and/or if the undersigned is a participant in one or more of the Company’s or its subsidiaries’ associate share ownership plans and has stock of the Company allocated to his or her account(s), the undersigned directs the trustee(s) of such plan(s) likewise to appoint the above-named individuals as proxies to vote and act with respect to all shares of such stock so allocated on the record date for such meeting in the manner specified on the reverse hereof at such meeting or any adjournment thereof, and in their discretion on such other matters as may properly come before the meeting.

Signature

Signature (if jointly held)

Date: , 2009

Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trust or guardian, please give full title as such.
PLEASE SIGN AND RETURN AS SOON AS POSSIBLE

Notice Of Annual Meeting Of Shareholders

May 12, 2009 10:00 a.m. Corporate Auditorium (C1G) The Timken Company 1835 Dueber Avenue, S.W. Canton, OH 44706-2798 Telephone: (330) 438-3000
Parking: Shareholders attending the meeting may park in the visitor lot behind the Corporate Office building.

Note: If your shares are held in street name, please bring a letter with you from your broker stating as such to the Annual Meeting.

For directions to the Annual Meeting, you may call 330-471-3997.
ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE
If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time by notifying the Company’s transfer agent, National City Bank, Post Office Box 92301, Cleveland, Ohio 44101-4301, or the Company in writing.

To give your consent, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.
ê     Please fold and detach card at perforation before mailing.     ê

The Timken Company	PROXY / VOTING INSTRUCTION CARD
The shares represented by this proxy will be voted as recommended by the Board of Directors unless otherwise specified. The Board of Directors recommends a vote FOR proposals 1 and 2 and AGAINST proposal 3.
1.	Election of Directors to serve in Class III for a term of three years:

Nominees:	(1) Joseph W. Ralston	(2) John P. Reilly	(3) John M. Timken, Jr.	(4) Jacqueline F. Woods

	☐ FOR all nominees listed above		☐ WITHHOLD AUTHORITY to vote

	(except as marked to the contrary below)		for all nominees listed above

To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below:

2. To ratify the selection of Ernst & Young LLP as the independent auditor for the year ending December 31, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN
The Board of Directors recommends a vote AGAINST proposal 3.
3.	Shareholder proposal requesting that the Company amend its articles of incorporation to provide that directors be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

☐ FOR	☐ AGAINST	☐ ABSTAIN
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.
☐	PLEASE CHECK THIS BOX IF YOU CONSENT TO ACCESS FUTURE ANNUAL REPORTS AND PROXY MATERIAL VIA THE INTERNET ONLY.
CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.